UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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DREAMWORKS ANIMATION SKG, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2007

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation”), will be held on May 9, 2007 at 8:00 a.m., local time, at the Sheraton Universal Hotel, 333 Universal Hollywood Drive, Universal City, California 91608 for the following purposes:

1.	To elect 11 directors, with our Class A, Class B and Class C common stock all voting together as a single class, and to elect one additional director, with our Class C common stock voting as a separate class for such director, all of such directors to serve for the ensuing year or until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as DreamWorks Animation’s independent registered public accounting firm for the year ending December 31, 2007.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of DreamWorks Animation’s common stock at the close of business on March 23, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office, Campanile Building, 1000 Flower Street, Glendale, California 91201.

All stockholders are cordially invited to attend the Annual Meeting in person. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

DreamWorks Animation’s Proxy Statement is attached hereto. Financial and other information concerning DreamWorks Animation is contained in its Annual Report to Stockholders for the year ended December 31, 2006.

By Order of the Board of Directors,

Katherine Kendrick

General Counsel and Corporate Secretary

Glendale, California

March 30, 2006

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

DREAMWORKS ANIMATION SKG, INC.

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation”), is providing these proxy materials in connection with the solicitation by its board of directors (the “Board of Directors”) of proxies to be voted at its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 9, 2007 at 8:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Sheraton Universal Hotel, 333 Universal Hollywood Drive, Universal City, California 91608. DreamWorks Animation’s headquarters is located at 1000 Flower Street, Glendale, California 91201 and the telephone number at that location is (818) 695-5000.

This Proxy Statement and the enclosed proxy card, together with DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2006, are being mailed to stockholders beginning on or about April 2, 2007. References in this Proxy Statement to the “Company,” “we,” “us” and “our” refer to DreamWorks Animation.

Stockholders are cordially invited to attend DreamWorks Animation’s Annual Meeting. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

DreamWorks Animation will offer a live audio webcast of the Annual Meeting. Stockholders choosing to listen to the audio webcast may do so at the time of the meeting through the link on www.DreamWorksAnimation.com/webcast.

Record Date; Stockholders Entitled to Vote

Only holders of record of DreamWorks Animation’s Class A common stock, par value $0.01 per share (the “Class A Stock”), Class B common stock, par value $0.01 per share (the “Class B Stock”), and Class C common stock, par value $0.01 per share (the “Class C Stock” and, together with the Class A Stock and Class B Stock, the “Common Stock”), at the close of business on March 23, 2007 are entitled to notice of and to vote at the Annual Meeting. Each share of Class A Stock entitles the holder to one vote, each share of Class B Stock entitles the holder to 15 votes and each share of Class C Stock entitles the holder to one vote, in each case with respect to each matter presented to stockholders on which the holders of Common Stock are entitled to vote. In addition, the Class C Stock, voting as a separate class, is entitled to nominate and elect one director (the “Class C Director”). The holders of Class A Stock, Class B Stock and Class C Stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided in DreamWorks Animation’s restated certificate of incorporation or required by law, all matters to be voted on by DreamWorks Animation’s stockholders must be approved by a majority, or in the case of election of directors (other than the Class C Director), by a plurality, of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class.

As of March 23, 2007, there were approximately 89,426,947 shares of Class A Stock, 15,677,462 shares of Class B Stock and one share of Class C Stock outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of DreamWorks Animation’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Proxies; Revocation of Proxies

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy and acting thereunder will vote on those matters in their discretion. DreamWorks Animation does not currently anticipate that any other matters will be raised at the Annual Meeting.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by delivering to DreamWorks Animation’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy, or by attending the Annual Meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by all shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present at the Annual Meeting or have properly submitted a proxy card.

With respect to the election of directors, stockholders may vote in favor or withhold their votes for each nominee. There is no box to “abstain,” but checking the box on the enclosed proxy/voting instruction card that withholds authority to vote for a nominee is the equivalent of abstaining. The 11 nominees receiving the greatest number of votes cast for the election of directors by shares of Class A, Class B and Class C Common Stock, voting together as a single class, entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. In addition, the Class C Common Stock, voting as a separate class, is entitled to designate and elect the Class C Director. With respect to any proposal other than the election of directors, stockholders may vote in favor of the proposal, or against the proposal, or abstain from voting. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted.

Brokers who hold shares of Common Stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange (“NYSE”) are permitted to vote their clients’ proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within 10 days of the meeting. Certain proposals other than the election of directors are “non-discretionary” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” There are no broker non-votes on the election of directors and the ratification of auditors. The Company will count the shares represented by “broker non-votes” in determining whether there is a quorum.

Solicitation of Proxies

The expense of preparing, printing and mailing the Proxy Statement and the proxies solicited hereby will be borne by DreamWorks Animation. DreamWorks Animation may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of DreamWorks Animation’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Proxies and ballots will be received and tabulated by Automatic Data Processing, DreamWorks Animation’s inspector of elections for the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Proposals Pursuant to Rule 14a-8.    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2008 Proxy Statement, your proposal must be received by us no later than December 1, 2007 and must otherwise comply with Rule 14a-8. While the Board of Directors will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.    Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2008 annual meeting of stockholders that will not be included in our Proxy Statement, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 10, 2008, and no later than February 9, 2008. The Company’s management may exercise discretionary voting authority with respect to any stockholder proposal that is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2008 Annual Meeting of Stockholders if such proposal is not received by the Company within such time period.

Our Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act; and (2) such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish additional information as we may reasonably require in order to determine such person’s eligibility to serve as a director, including appropriate biographical information to permit the Board of Directors to determine whether such nominee meets the qualification and independence standards adopted by the Board of Directors. Any candidates recommended by stockholders for nomination by the Board of Directors will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

Our Bylaws provide that a stockholder’s notice of a proposed business item must include: (1) a brief description of the business desired to be brought before the meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendments); (3) the reasons for conducting such business at the meeting; and (4) any material interest of the stockholder making the proposal in such business.

In addition, our Bylaws provide that a stockholder giving notice of a nomination or a proposed business item must include the following information in the notice: (1) the name and address of the stockholder; (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business item; and (4) a representation whether the stockholder intends to solicit proxies from stockholders in support of such nomination or proposed business item.

You may write to our Secretary at our principal executive offices, 1000 Flower Street, Glendale, California 91201, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

Electronic Access

This Proxy Statement and DreamWorks Animation’s 2006 Annual Report may be viewed online at www.DreamWorksAnimation.com/annualreport. Stockholders of record may elect to receive future annual reports and Proxy Statements electronically by following the instructions provided in the enclosed proxy if such stockholder is voting by Internet. Such stockholders’ choice will remain in effect until they notify DreamWorks Animation by mail that they wish to resume mail delivery of these documents. Stockholders holding their Common Stock through a bank, broker or another holder of record should refer to the information provided by that entity for instructions on how to elect this option.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

DreamWorks Animation’s restated certificate of incorporation authorizes a range of three to 12 directors, currently set at 12, to serve on the Board of Directors. At the Annual Meeting, 12 persons will be elected as members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. The Nominating and Governance Committee has nominated, and the Board of Directors has designated, the 12 persons listed below for election at the Annual Meeting.

In the event that any nominee of DreamWorks Animation is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy (other than the Class C Director, who is designated and elected by the holder of Class C Stock). It is not expected that any nominee will be unable or will decline to serve as a director.

The name and certain information regarding each nominee are set forth below. There are no family relationships among directors or executive officers of DreamWorks Animation. Ages are as of March 1, 2007.

Name	Age	Position
Jeffrey Katzenberg	56	Chief Executive Officer and Director
Roger A. Enrico	62	Chairman of the Board of Directors
Paul G. Allen	54	Director (Class C Director)
Lewis Coleman	65	President, Chief Financial Officer and Director
David Geffen	64	Director
Judson C. Green	54	Director
Mellody Hobson	37	Director
Michael Montgomery	52	Director
Nathan Myhrvold	47	Director
Howard Schultz	53	Director
Karl M. von der Heyden	70	Director
Margaret C. Whitman	50	Director

Jeffrey Katzenberg—Chief Executive Officer and Director.    Mr. Katzenberg has served as our Chief Executive Officer and member of our Board of Directors since October 2004. Mr. Katzenberg co-founded and was a principal member of DreamWorks L.L.C. (“DreamWorks Studios”) from its founding in October 1994 until its sale to Paramount in January 2006. Prior to founding DreamWorks Studios, Mr. Katzenberg served as chairman of The Walt Disney Studios from 1984 to 1994. As chairman, he was responsible for the worldwide production, marketing and distribution of all Disney filmed entertainment, including motion pictures, television, cable, syndication, home entertainment and interactive entertainment. During his tenure, the studio produced a number of live-action and animated box office hits, including Who Framed Roger Rabbit, The Little Mermaid, Beauty and the Beast, Aladdin and The Lion King. Prior to joining Disney, Mr. Katzenberg was president of Paramount Studios. Mr. Katzenberg serves on the boards of The Motion Picture and Television Fund, The Museum of Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts and The Simon Wiesenthal Center. He is co-chairman of each of the Creative Rights Committee of the Directors Guild of America, and the Committee on the Professional Status of Writers of the Writers Guild of America. In addition, his fundraising efforts on behalf of AIDS Project Los Angeles have helped to provide its clients with medical and social services.

Roger A. Enrico—Chairman of the Board.    Mr. Enrico has served as the Chairman of our Board of Directors since October 2004. Mr. Enrico is the former chairman and chief executive officer of PepsiCo, Inc. Mr. Enrico was chief executive officer of PepsiCo, Inc. from April 1996 to April 2001, chairman of PepsiCo, Inc.’s board from November 1996 to April 2001, and vice chairman from April 2001 to April 2002. He joined

PepsiCo, Inc. in 1971, became president and chief executive officer of Pepsi-Cola USA in 1983, president and chief executive officer of PepsiCo Worldwide Beverages in 1986, chairman and chief executive officer of Frito-Lay, Inc. in 1991, and chairman and chief executive officer of PepsiCo Worldwide Foods in 1992. Mr. Enrico was chairman and chief executive officer, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is also on the boards of directors of Electronic Data Systems Corporation, Belo Corp. and The National Geographic Society.

Paul G. Allen—Director.    Mr. Allen has served as director since October 2004. Mr. Allen co-founded DreamWorks Studios and was its primary financial investor from October 1994 through its sale to Paramount in January 2006. Mr. Allen is the chairman of Vulcan Inc., which he founded in 1986. He co-founded Microsoft Corporation with Bill Gates in 1976 and remained the company’s chief technologist until he left in 1983. Mr. Allen’s diverse investment portfolio spans more than 40 holdings in telecommunications, technology, media, biotech, entertainment and real estate, including Digeo, Oxygen Media and the Seattle Seahawks NFL and Portland Trail Blazers NBA franchises. He is a director of numerous privately held companies and serves as chairman of the board of directors of Charter Communications, Inc. since July 1999. In 2004, Mr. Allen funded SpaceShipOne, the first privately-funded effort to successfully put a civilian in suborbital space and winner of the Ansari X-Prize competition. He is also the founder of Vulcan Productions, Inc., Experience Music Project and the Science Fiction Museum and Hall of Fame. Named one of the top 10 philanthropists in America, Mr. Allen gives back to the community through the Paul G. Allen Foundation.

Lewis Coleman—President, Chief Financial Officer and Director.    Mr. Coleman has served as our President since December 2005, as Chief Financial Officer since February 2007 and as a member of our Board of Directors since December 2006. He also previously served as a member of our Board of Directors from October 2004 until his resignation from our Board of Directors in December 2005 to assume his new role as President. Previously, he was the president of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004, and currently serves as one of the Foundation’s trustees. Prior to that, Mr. Coleman was employed by Banc of America Securities, formerly known as Montgomery Securities, where he was a senior managing director from 1995 to 1998 and chairman from 1998 to 2000. Before he joined Montgomery Securities, Mr. Coleman spent 10 years at the Bank of America and Bank of America Corporation, where he was head of capital markets, head of the world banking group and vice chairman of the board and chief financial officer. He spent the previous 13 years at Wells Fargo Bank, where his positions included head of international banking, chief personnel officer and chairman of the credit policy committee. He serves on the board of directors of Northrop Grumman Corporation.

David Geffen—Director.    Mr. Geffen has served as a director since October 2004. Mr. Geffen co-founded and was a principal of DreamWorks Studios from its founding in October 1994 until its sale to Viacom in January 2006. Mr. Geffen was CEO of DreamWorks Studios following the initial public offering of DreamWorks Animation SKG, Inc. Prior to founding DreamWorks Studios, he founded, built and sold both Asylum Records (founded in 1970) and Geffen Records (founded in 1980) by signing contracts with and producing albums for such notable artists as The Eagles, Jackson Browne, Joni Mitchell and Linda Rondstadt (at Asylum Records) and John Lennon and Yoko Ono, Elton John, Donna Summer, Don Henley, Peter Gabriel, Guns n’ Roses, Aerosmith and Nirvana (at Geffen Records). Mr. Geffen has also produced successful live-action films, including Interview with a Vampire (1994), Beetlejuice (1988) and Risky Business (1983) and Broadway musicals, including Cats and Dreamgirls.

Judson C. Green—Director.    Mr. Green joined the Board of Directors in March 2006. Mr. Green serves as the President and Chief Executive Officer of Navteq Corporation and is a member of its board of directors. Mr. Green joined Navteq Corporation in May 2000. Previously, Mr. Green was the President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 until December 1998, and Chairman from December 1998 until April 2000. Prior to his positions at Walt Disney Attractions, he served as Chief Financial Officer of The Walt Disney Company from December 1989 until August 1991. Mr. Green is also currently a director of Harley-Davidson, Inc. and serves on that company’s audit committee.

Mr. Green holds a M.B.A. from the University of Chicago Graduate School of Business and a bachelor’s degree in economics from DePauw University.

Mellody Hobson—Director.    Ms. Hobson has served as a director since October 2004. Ms. Hobson has served as the president of Ariel Capital Management, LLC, a Chicago-based investment management firm, since 2004. She also has served as president and a director of its sole managing member, Ariel Capital Management Holdings, Inc. since 2000. She is also the president of Ariel Investment Trust, an open-end management investment company, and has served as a trustee since 1993 and as chairman of the board of trustees since 2006. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson is a graduate of Princeton University where she received a Bachelor of Arts from the Woodrow Wilson School of International Relations and Public Policy. Ms. Hobson works with a variety of civil and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. She has also served as a director of Estee Lauder and Starbucks since 2004 and 2005, respectively. In 2002, Esquire Magazine named Ms. Hobson as one of “America’s Best and Brightest” emerging leaders.

Michael J. Montgomery—Director.    Mr. Montgomery has served as a director since July 2006. Mr. Montgomery serves as president of Montgomery & Co. and heads up the firm’s media and entertainment practice. Prior to joining the predecessor company to Montgomery & Co. in 1999, Mr. Montgomery was the chief executive officer at Sega GameWorks, a joint venture between Sega, Universal Studios and DreamWorks. Before that, Mr. Montgomery was a senior executive at DreamWorks SKG from 1995 until 1999. Before joining DreamWorks SKG, Mr. Montgomery spent approximately eight years with The Walt Disney Company and its affiliates, where he held a number of senior positions including managing director and chief financial officer of EuroDisney and treasurer of Walt Disney Company. He has previously served on the board of directors of Corus Pharma and Pathogenesis, a public pharmaceutical company that was acquired by Chiron Corporation in 2000. Mr. Montgomery received his M.B.A. from the Amos Tuck School at Dartmouth College, where he also received a B.A. degree as Rufus Choate Scholar with magna cum laude honors.

Nathan Myhrvold—Director.    Dr. Myhrvold has served as a director since October 2004. Dr. Myhrvold is the chief executive officer of Intellectual Ventures, an invention investment firm he founded with his former Microsoft colleague, Dr. Edward Jung. Before Intellectual Ventures, Dr. Myhrvold spent 14 years at Microsoft Corporation. At Microsoft, he was a top technical and business strategist for the company and was involved with founding the company’s scalable operating systems efforts which lead to the Windows NT and Windows CE product lines. During his tenure, Dr. Myhrvold held several executive positions, eventually retiring as chief technology officer in May 2000. Before assuming his role as chief technology officer at Microsoft, Dr. Myhrvold was group vice president of applications and content, which comprised a number of company divisions, including desktop applications, consumer software and Microsoft’s online systems. Prior to that, he was senior vice president of Microsoft’s advanced technology division, responsible for advanced product development in areas such as interactive television, advanced graphics and identifying new forms of consumer computing. Before joining Microsoft in 1986, Dr. Myhrvold was founder and president of Dynamical Systems. Prior to that he was a postdoctoral fellow in the department of applied mathematics and theoretical physics at Cambridge University and worked with Professor Stephen Hawking on research in cosmology, quantum field theory in curved space time and quantum theories of gravitation. Dr. Myhrvold holds a doctorate in theoretical and mathematical physics and a master’s degree in mathematical economics from Princeton University. He also has a master’s degree in geophysics and space physics and a bachelor’s degree in mathematics, all from the University of California, Los Angeles.

Howard Schultz—Director.    Mr. Schultz has served as a director since October 2004. Mr. Schultz is the founder and chairman of the board of Starbucks Corporation and has served as its chief global strategist since June 2000. From Starbucks’ inception in 1985 to June 2000, he served as chairman of the board and chief executive officer. From 1985 to June 1994, Mr. Schultz was also Starbucks’ president. From January 1986 to

July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to Starbucks. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, another predecessor to Starbucks. In 1997, Mr. Schultz created The Starbucks Foundation to raise awareness for literacy causes and to give grants to organizations that promote literacy. Mr. Schultz has received many prestigious awards in recognition of his numerous business and community contributions, including the Business Enterprise Trust Award for courage, integrity and social vision in business; the International Humanitarian Award for CARE, a world-wide relief organization; the Jerusalem Fund of Aish HaTorah for individuals making significant contributions to improving the lives of people around the world; the National Leadership Award for philanthropic and educational efforts to battle AIDS from AIDS Action; the Business Leader of the Year Award from Georgetown University and the Botwinick Prize for Business Ethics from Columbia University. In January 2002, Mr. Schultz was named one of the top 25 Managers of the Year by Business Week magazine.

Karl M. von der Heyden—Director.    Mr. von der Heyden has served as a director since October 2005. Mr. von der Heyden stepped down from PepsiCo, Inc. in February 2001. He had rejoined PepsiCo in September 1996 as Vice Chairman and Chief Financial Officer. During his tenure, he concentrated on helping to re-focus the company by spinning off or selling the restaurant companies, buying Tropicana and Quaker Oats, and taking the bottling business, Pepsi Bottling Group, public, among other things. He had previously retired from RJR Nabisco, where he was co-chairman and chief executive officer, through May 1993 and chief financial officer since 1989. In December 1993 he took over as president and chief executive officer at financially troubled Metallgesellschaft Corp. on an interim basis and successfully restructured the company in a period of seven months. He had also served as Chairman of the Financial Accounting Standard Board’s Advisory Council (FASAC). Before joining RJR Nabisco, Mr. von der Heyden was senior vice president, chief financial officer and a director of H.J. Heinz Company. He joined Heinz in 1980 as vice president of finance and treasurer. Previously, Mr. von der Heyden had worked for PepsiCo in various senior management capacities: vice president, controller from 1974 to 1977, chief financial officer of Pepsi-Cola Company from 1977-1979, and then vice president of manufacturing for the Pepsi-Cola Bottling Group. Mr. von der Heyden began his business career as a management trainee at the Berliner Bank AG. He joined Coopers & Lybrand, Philadelphia, in 1963, and in 1966 he moved to Pitney Bowes, where he advanced to the position of corporate controller. A native of Berlin, Germany, Mr. von der Heyden attended the Free University of Berlin. He graduated from Duke University in 1962 and obtained an MBA degree from the Wharton School of the University of Pennsylvania in 1964. Mr. von der Heyden serves on the boards of Federated Department Stores, Inc. and NYSE Group, Inc. He is a trustee of The American Academy in Berlin, Duke University, and the National Humanities Center.

Margaret C. Whitman—Director.    Ms. Whitman has served as a director since April 2005. As President and Chief Executive Officer of eBay Inc. since March 1998, Ms. Whitman has led the company to become “The World’s Online Marketplace” and has helped reshape how commerce takes place around the world. In addition, eBay Inc. is now the global leader in both online payments and Internet telephony with PayPal and Skype, respectively. Prior to joining eBay, Ms. Whitman was general manager of Hasbro’s Preschool Division responsible for global management and marketing of some of the world’s best-known children’s brands including Playskool. Among her many accolades, Time named Ms. Whitman one of the world’s 100 most influential people in 2004 and 2005, and Fortune ranked her one of the 25 most powerful people in business and the most powerful woman in American business in 2004 and 2005.

Director Independence

The Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board of Directors must determine that the director has no material relationship with DreamWorks Animation other than as a director. In each case, the Board of Directors broadly considers all relevant facts and circumstances and applies the following standards. In addition, the Board of Directors applies the independence standards set by the NYSE, which are included in the standards set forth below.

A director will not be considered “independent” if, within the preceding three years:

•	The director was or is an employee, or an immediate family member of the director was or is an executive officer, of DreamWorks Animation; or

•

The director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from DreamWorks Animation, other than director fees and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with DreamWorks Animation); except that compensation received by an immediate family member of the director for services as a non-executive employee of DreamWorks Animation need not be considered in determining independence under this test; or

•

The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of DreamWorks Animation; or

•

The director, or an immediate family member of the director, was or is employed as an executive officer of another company where any of DreamWorks Animation’s present executives at the same time serves or served on that company’s compensation committee; or

•

The director is employed by another company (other than a charitable organization), or an immediate family member of the director is a current executive officer of any such company, that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. This test applies solely to the financial relationship between DreamWorks Animation and the director’s (or immediate family member’s) current employer; the former employment of the director or immediate family member need not be considered.

The following relationships will not, by themselves, be considered to be material relationships that would impair a director’s independence:

•

Commercial Relationship: If a director of DreamWorks Animation is an executive officer or an employee, or an immediate family member of the director is an executive officer, of another company that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

Indebtedness Relationship: If a director of DreamWorks Animation is an executive officer of another company that is indebted to DreamWorks Animation, or to which DreamWorks Animation is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the consolidated assets of the company where the director serves as an executive officer; or

•

Equity Relationship: If a director is an executive officer of another company in which DreamWorks Animation owns a common stock interest and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•

Charitable Relationship: If a director, or an immediate family member of the director, serves as a director, officer or trustee of a charitable organization and DreamWorks Animation’s contributions to the organization in any single fiscal year are less than the greater of $1 million or 2% of that organization’s gross revenues.

For relationships not covered above as to which the Board of Directors believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, is made by the directors who satisfy the independence tests set forth above.

For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board of Directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

The Board of Directors has determined that each of Judson C. Green, Mellody Hobson, Michael Montgomery, Nathan Myhrvold, Howard Schultz, Margaret C. Whitman and Karl M. von der Heyden is an independent director. Each of these directors meets the independence requirements adopted by the Board of Directors as set forth above and has no other material relationships with DreamWorks Animation that the Board of Directors, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities.

In making its determination that Ms. Hobson is an independent director, the Board of Directors noted that the investment management firm of which Ms. Hobson is the president and director is deemed to be the beneficial owner of approximately 16% of the outstanding securities of Hewitt Associates, which currently serves as the Compensation Committee’s independent compensation consultant. However, given that Ms. Hobson has no involvement in the investment decisions made by her firm and that the Company’s payments to such compensation consultant during 2006 represented a small amount of such consultant’s overall revenues, the Board of Directors concluded that this relationship does not affect her status as an independent director. Additionally, the Board of Directors noted that the Company has had product-placement licensing agreements with Starbucks Corporation, of which Mr. Schultz is the Chairman, with respect to certain of the Company’s films. In accordance with the terms of these agreements, no amounts have been paid by or to the Company in connection with such product-placement arrangements. Accordingly, the Board of Directors concluded that this relationship does not affect Mr. Schultz’s status as an independent director.

In May 2006, we filed with the New York Stock Exchange (the “NYSE”) our Chief Executive Officer’s annual certification regarding compliance with the NYSE’s corporate governance standards as required by Section 303A.12(a) of the NYSE’s Listed Company Manual. The certification was made without qualification.

Because Jeffrey Katzenberg and David Geffen, acting together, control approximately 72% of the total voting power of DreamWorks Animation’s outstanding Common Stock, DreamWorks Animation is able to take advantage of, and does take advantage of, the “controlled company” exemption to the NYSE’s director independence requirements with respect to its Nominating and Governance Committee. See “—Meetings and Committees—Nominating and Governance Committee” for a further discussion.

Meetings and Committees

DreamWorks Animation’s Bylaws provide that, unless otherwise determined by the Board of Directors, no director is eligible for re-election unless he or she has attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member held during such directors then-current term. Based upon attendance as of the date of this Proxy Statement, the Company currently expects that every incumbent director will have attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member during the term that began on May 10, 2006. No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served in 2006, other than Paul Allen (who attended approximately 62% of such meetings) and Margaret Whitman (who attended approximately 67% of such meetings) for the reasons described below. Mr. Allen was unable to attend three meetings that occurred over a two-day period in July 2006 as a result of illness. Ms. Whitman was unable to attend two meetings that occurred in February 2006 as a result of business-related travel outside of the U.S.

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, an Equity Award Committee and a Nominating and Governance Committee. The Board of Directors has approved a charter for each of these committees. Copies of the charters for each committee and DreamWorks Animation’s Corporate Governance Guidelines and Director Independence Standards can be found on DreamWorks Animation’s website at http:/www.DreamWorksAnimation.com. These materials are also available in print to any stockholder upon request.

DreamWorks Animation’s Corporate Governance Guidelines provide that independent directors must regularly meet without the Chairman of the Board and the Chief Executive Officer and may select a director to facilitate the meeting. The chairs of the Audit and Compensation Committees may chair executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority.

DreamWorks Animation invites, but does not require, its directors to attend the Annual Meeting. In 2006, two directors attended the Annual Meeting.

Audit Committee

Number of Members:	4

Members:	Karl M. von der Heyden, Chairman Judson Green Mellody Hobson Michael Montgomery

Number of Meetings in 2006:	5

Functions:

The Audit Committee is responsible for, among other things:

•     overseeing management’s maintenance of the reliability and integrity of DreamWorks Animation’s accounting policies and financial reporting and disclosure practices;

•     overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•     overseeing management’s establishment and maintenance of processes to assure DreamWorks Animation’s compliance with all applicable laws, regulations and corporate policy;

•     reviewing DreamWorks Animation’s annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•     reviewing the performance and qualifications of DreamWorks Animation’s independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of its independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

The Board of Directors has determined that each of Mr. von der Heyden, Mr. Green and Mr. Montgomery and Ms. Hobson qualifies as an audit committee financial expert, as such term is defined by the SEC in Item 401 of Regulation S-K. Each of these directors has extensive financial and accounting expertise and currently serves, or has previously served, on the audit committee of one or more public companies. The Board of Directors has determined that such simultaneous service would not impair such director’s ability to effectively serve on DreamWorks Animation’s Audit Committee. As mentioned above, the Company has also determined that each of the Audit Committee members is independent under the Company’s Director Independence Standards and under the independence standards set by the NYSE.

Compensation Committee

Number of Members:	4

Members:	Mellody Hobson, Chair Nathan Myhrvold Howard Schultz Karl M. von der Heyden

Number of Meetings in 2006:	6

Functions:

The Compensation Committee is responsible for, among other things:

•      reviewing and approving the compensation of our executive officers;

•      reviewing key employee compensation policies, plans and programs;

•      monitoring performance and compensation of DreamWorks Animation’s employee-directors, officers and other key employees;

•      preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•      functioning as a committee of the Board of Directors that administers DreamWorks Animation’s incentive compensation programs.

In the section entitled “Compensation Discussion and Analysis,” we provide an additional discussion of the Compensation Committee’s role and responsibilities.

Nominating and Governance Committee

Number of Members	3

Members:	Jeffrey Katzenberg, Chairman David Geffen Paul G. Allen

Number of Meetings in 2006:	3

Functions:

The Nominating and Governance Committee is responsible for, among other things:

•      recommending persons to be selected by the Board of Directors as nominees for election as directors and Chief Executive Officer;

•      assessing the performance of the Board of Directors and the performance of the members of the Board of Directors;

•      recommending director compensation and benefits policies; and

•      considering and recommending to the Board of Directors other actions relating to corporate governance.

Equity Award Committee

Number of Members:	2

Members:	Jeffrey Katzenberg Roger A. Enrico

Number of Meetings in 2006:	None (The Equity Award Committee acted by written consent several times during 2006.)

Function:	The Equity Award Committee functions as one of the committees responsible for the administration of the Company’s 2004 Omnibus Incentive Compensation Plan for those employees who are not executive officers or directors and may act only within the limits set by the Compensation Committee and Board of Directors. The committee acts pursuant to authority granted by the Board of Directors.

DreamWorks Animation’s restated certificate of incorporation provides that until the earlier of the date that, in the opinion of its counsel, it is required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” (with no applicable exemptions or exceptions) and the date that no shares of Class B Stock remain outstanding, the Nominating and Governance Committee will be composed solely of the Class C Director (if any shares of Class C Stock are then issued and outstanding), Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, then his designee) and David Geffen (or his designee). DreamWorks Animation’s restated certificate of incorporation also provides that until the earlier of (1) the date that, in the opinion of its counsel, it is required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” (with no applicable exemptions or exceptions that would allow the Class C Director to serve on the nominating and corporate governance committee) and the Board of Directors determines that the Class C Director is not an independent director and (2) the date that the share of Class C Stock held by an entity controlled by Paul Allen is required to be automatically converted into Class A Stock under DreamWorks Animation’s restated certificate of incorporation, the Class C Director will be included on the Nominating and Governance Committee.

Jeffrey Katzenberg and David Geffen, acting together, currently control approximately 72% of the total voting power of DreamWorks Animation’s Common Stock. As such, DreamWorks Animation relies on the “controlled company” exemption to the NYSE rule requiring that director nominees be selected, or recommended for the Board of Directors’ selection, by the independent directors.

Executive Committee

DreamWorks Animation does not currently have an executive committee. In the event DreamWorks Animation forms an executive committee, Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, his designee), David Geffen (or his designee) and the Class C Director (if any) will be included on the executive committee for so long as the committee exists and, in the case of Jeffrey Katzenberg and David Geffen (or their designees), such person is entitled to remain on the Board of Directors in accordance with the Vulcan Stockholder Agreement described in “Certain Relationships and Related Party Transactions—Vulcan Stockholder Agreement,” and in the case of the Class C Director, any shares of Class C Stock are issued and outstanding.

Director Nominations

The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Governance Committee has a policy regarding consideration of director candidates, including director candidates recommended by stockholders. The Nominating and Governance Committee’s assessment of potential candidates for election to the Board of Directors includes, but is not limited to, consideration of (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board of Directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, technology, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

The Nominating and Governance Committee assesses the Board of Directors’ current and anticipated strengths and needs based upon the Board of Directors’ then-current profile and DreamWorks Animation’s current and future needs and screens the slate of candidates to identify the individuals who best fit the criteria listed above and the Board of Directors’ needs. During the selection process, the Nominating and Governance Committee seeks inclusion and diversity within the Board of Directors. Prior to the nomination of a new director, the Nominating and Governance Committee follows prudent practices prior to the nomination, such as interviews of the potential nominee conducted by members of the Board of Directors and senior management.

Stockholder nominations of candidates for election to the Board of Directors must be made in accordance with the procedures outlined in, and include the information required by, DreamWorks Animation’s Bylaws and must be addressed to: Corporate Secretary, DreamWorks Animation SKG, Inc., Campanile Building, 1000 Flower Street, Glendale, California 91201. Stockholders can obtain a copy of DreamWorks Animation’s Bylaws by writing to the Corporate Secretary at this address. See “Procedural Matters—Deadline for Receipt of Stockholder Proposals—Proposals and Nominations Pursuant to Our Bylaws.”

Communications with the Board of Directors

DreamWorks Animation does not have formal procedures for communications with the Board of Directors by stockholders or any other interested parties. Any matter intended for the Board of Directors, any committees of the Board of Directors, the non-employee directors as a group or any individual member or members of the Board of Directors, should be directed to DreamWorks Animation’s Corporate Secretary, with a request to forward the same to the intended recipient. In general, all communications delivered to the Corporate Secretary for forwarding to the Board of Directors or specified directors will be forwarded in accordance with the sender’s instructions. However, the Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Code of Business Conduct and Ethics

DreamWorks Animation has adopted a Code of Business Conduct and Ethics applicable to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as persons performing similar functions. A copy of the Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K and is also available at http://www.DreamWorksAnimation.com. A copy of the Code of Business Conduct and Ethics is also available in print to any stockholder upon request. Any amendments to and waivers from any provision of the Company’s Code of Business Conduct and Ethics applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and relating to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K will be posted on the Company’s website.

Director Compensation

Directors.    The compensation of the Board of Directors is subject to the approval of the Compensation Committee. Directors who are employees of DreamWorks Animation, including the Chairman of the Board, Roger A. Enrico, receive no compensation for service as members of either the Board of Directors or board committees. However, Mr. Enrico is compensated as described below under “Executive Compensation Information—Executive Compensation and Employment Agreements.” In addition, neither Mr. Geffen nor the Class C Director receives any cash or equity-based compensation as a director or committee member. Other directors who are not employees of DreamWorks Animation are not paid an annual cash retainer, but receive approximately $200,000 worth of equity awards annually pursuant to DreamWorks Animation’s 2004 Omnibus Incentive Compensation Plan.

At the time of the Company’s initial public offering in October 2004 (the “IPO”), we granted our non-employee directors (other than Mr. Geffen and the Class C Director) three years’ worth of equity awards. The normal annual awards schedule for these non-employee directors is expected to resume in 2007. Since the Company’s IPO, Margaret C. Whitman, Karl M. von der Heyden, Judson C. Green and Michael Montgomery have joined the Board of Directors. Each of them received a one-year equity award with a grant-date value of approximately $200,000 upon joining and, for Ms. Whitman, Mr. von der Heyden and Mr. Green, upon also completing one year of service on the Board of Directors.

Commencing in March 2006 with the non-employee director equity award granted to Mr. Green, the Company has compensated its non-employee directors (other than Mr. Geffen and the Class C Director) by annually granting equity awards in the form of restricted stock units and stock appreciation rights with a grant-date value of approximately $200,000. The restricted stock units will be settled by the delivery of shares of Class A Stock only at the time the director leaves the Board of Directors (assuming the director has completed at least one year of service on the Board of Directors since the date of grant). Awards of stock appreciation rights will also be settled by the delivery of shares of Class A Stock and will be fully vested at the time of grant and can be exercised by the director at any time.

The table below details the compensation of our directors during 2006.

2006 Director Compensation1

Name	Stock Awards ($)[2]	Option Awards ($)[2]	Total ($)
Mellody Hobson[3]	$166,674	$45,480	$212,154
Judson C. Green[4]	$117,149	$42,334	$159,483
Nathan Myhrvold[3]	$166,674	$45,480	$212,154
Howard Schultz[3]	$166,674	$45,480	$212,154
Karl M. von der Heyden[5]	$63,674	$58,451	$122,125
Margaret C. Whitman[6]	$143,862	$60,578	$204,440
Michael Montgomery[7]	$71,287	$39,506	$110,793
Paul G. Allen[8]	$—	$—	$—
David Geffen[8]	$—	$—	$—

[1]

Compensation information for the named executive officers who also serve on DreamWorks Animation’s Board of Directors is disclosed in the section “Executive Compensation Information—Summary Compensation Table.”

[2]

The amounts reflected in each respective column represent the expense recognized for financial statement reporting purposes for the year ended December 31, 2006, as computed in accordance with Financial Accounting Standards Board FAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). The amounts reflected in each respective column may include amounts associated with equity awards granted prior to January 1, 2006. For a further discussion of the assumptions used in the calculation of the 2006 compensation cost (for all applicable grants of equity awards) pursuant to FAS 123R, please see “Part II— Item 8— Financial Statements and Supplementary Data—Notes to Financial Statements—Footnote No. 14 Stockholders’ Equity—Employee Benefits Plan” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

[3]

These directors received no new equity awards during 2006. As of December 31, 2006, each of these directors had 8,928 unexercised options which were exercisable, 4,465 options which were unexercisable, and 5,953 unvested shares of restricted stock.

[4]

Mr. Green joined the Board of Directors as a new director on March 21, 2006 and received a director equity grant with a grant-date value of approximately $200,000. As of December 31, 2006, Mr. Green had 4,015 unexercised stock appreciation rights, all of which were exercisable, and 6,023 unvested restricted stock units. On March 2, 2007, Mr. Green received an additional director equity grant with a grant-date value of approximately $200,000.

[5]

On November 28, 2006, Mr. von der Heyden received his annual director equity grant with a grant-date value of approximately $200,000. As of December 31, 2006, Mr. von der Heyden had 4,786 unexercised options\stock appreciation rights which were exercisable, 2,629 options which were unexercisable, 3,944 unvested shares of restricted stock and 5,208 unvested restricted stock units.

[6]

On May 31, 2006, Ms. Whitman received her annual director equity grant with a grant-date value of approximately $200,000. As of December 31, 2006, Ms. Whitman had 4,910 unexercised options\stock appreciation rights which were exercisable, 2,118 options which were unexercisable, 2,823 unvested shares of restricted stock and 5,778 unvested restricted stock units. Subject to the approval of the Compensation Committee, the Company currently expects that Ms. Whitman will receive an annual director equity grant with a grant-date value of approximately $200,000 in April 2007.

[7]

Mr. Montgomery joined the Board of Directors as a new director on July 11, 2006 and received a director equity grant with a grant-date value of approximately $200,000. As of December 31, 2006, Mr. Montgomery had 4,372 unexercised stock appreciation rights, all of which were exercisable, and 6,557 unvested restricted stock units.

[8]

Both Mr. Allen and Mr. Geffen received no equity awards during 2006. In addition, neither Mr. Allen nor Mr. Geffen had any outstanding equity awards as of December 31, 2006. Mr. Geffen has entered into a consulting agreement with the Company, pursuant to which he is entitled to receive $1 per year. See “—Management Consulting Agreements.”

Management Consulting Agreements

DreamWorks Animation has entered into a consulting agreement with each of Steven Spielberg and David Geffen, pursuant to which each of Messrs. Spielberg and Geffen provide consulting services to DreamWorks Animation with respect to its operations, overall direction and projects. They are each paid $1 for these services and are reimbursed for reasonable travel and other expenses incurred in the performance of their duties as are customarily reimbursed for executives in DreamWorks Animation’s industry.

Compensation Committee Interlocks and Insider Participation

None of DreamWorks Animation’s executive officers serve as a member of its Compensation Committee, and none of them have served, or will be permitted to serve, on the Compensation Committee, or other committee serving a similar function, of any entity of which an executive officer is expected to serve as a member of the Compensation Committee.

Required Vote

The 11 nominees receiving the highest number of affirmative votes cast at the Annual Meeting by holders of Class A, Class B and Class C Stock entitled to vote on the election of directors, voting together as a single class, shall be elected as directors. In addition, the holder of the share of Class C Stock is entitled to designate and elect the Class C Director to be a member of the Board of Directors. Paul G. Allen has been designated as the Class C Director nominee. As a result, we expect that the holder of the share of Class C Stock will elect Mr. Allen as the Class C Director.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

RATIFICATION AND APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of DreamWorks Animation for the year ending December 31, 2007. Ernst & Young LLP has audited DreamWorks Animation’s financial statements as a division of DreamWorks Studios for the years ended December 31, 2001, 2002 and 2003 and the period from January 1, 2004 through October 27, 2004 and as a stand-alone company since October 27, 2004. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Required Vote

The Audit Committee has conditioned its appointment of DreamWorks Animation’s independent registered public accounting firm upon the receipt of a majority of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class. In the event that the stockholders do not approve the selection of Ernst & Young LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as DreamWorks Animation’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

The Company has entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. In the Company’s engagement letter with Ernst & Young LLP, the Company and Ernst & Young LLP have each agreed to alternative dispute resolution procedures.

The following is a summary of the fees billed to DreamWorks Animation by Ernst & Young LLP for the years ended December 31, 2005 and 2006.

	2005	2006
Audit Fees	$3,417,657	$2,759,000
Audit-Related Fees	5,000	55,000
Tax Fees	106,071	216,000
All Other Fees	—	2,500

Total	$3,528,728	$3,032,500

Audit Fees

Audit fees in 2005 and 2006 consisted of fees billed for professional services rendered for the audit of DreamWorks Animation’s annual consolidated financial statements for the years ended December 31, 2005 and 2006 and management’s assessment of the effectiveness of its internal control over financial reporting and the effectiveness of its internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 and review of the interim consolidated financial statements included in quarterly reports.

Audit fees in 2005 and 2006 also consisted of fees billed for services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of DreamWorks Animation’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation.

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance and tax advice (primarily Federal and state income tax returns).

All Other Fees

In 2006, other fees represent fees paid for the use of an on-line accounting research tool. No other fees were billed to the Company by Ernst & Young LLP during 2005.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, including fees. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Since the IPO, each new engagement of Ernst & Young LLP was approved in advance by the Audit Committee, and none of such engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of DreamWorks Animation’s Common Stock as of March 15, 2007 with respect to:

•	each of DreamWorks Animation’s directors;

•	each of the named executive officers listed in the Summary Compensation Table;

•	DreamWorks Animation’s directors and executive officers as a group; and

•	persons owning more than 5% of a class of Common Stock.

The percentage of beneficial ownership of Common Stock indicated in the following table is based on 89,967,874 shares of Class A Stock, 15,677,462 shares of Class B Stock and one share of Class C Stock outstanding. The Class A Stock outstanding includes 2,489,330 shares of unvested restricted stock, which are subject to time-based or performance-based vesting conditions. Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

Unless otherwise indicated, the address for each of DreamWorks Animation’s directors and named executive officers and each beneficial owner of more than 5% of a class of Common Stock listed in the table below is: c/o DreamWorks Animation SKG, Inc., 1000 Flower Street, Glendale, CA 91201.

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned(2)	% of Total Voting Power(3)
Directors
Jeffrey Katzenberg(1)(4)	Class A	22,461,466	36.1%	79.2%
	Class B	15,677,462	100.0%	72.3%
David Geffen(1)(5)	Class A	22,461,466	36.1%	79.2%
	Class B	15,677,462	100.0%	72.3%
Paul G. Allen(1)(6)	Class A	22,461,466	36.1%	79.2%
	Class B	15,677,462	100.0%	72.3%
	Class C	1	100.0%	*
Lewis W. Coleman(7)	Class A	38,704	*	*
Roger A. Enrico	Class A	100,000	*	*
Judson Green(8)	Class A	7,764	*	*
Mellody N. Hobson(9)	Class A	21,187	*	*
Michael Montgomery(10)	Class A	4,372	*	*
Nathan Myhrvold(9)	Class A	20,832	*	*
Howard Schultz(9)	Class A	120,832	*	*
Karl M. von der Heyden(11)	Class A	16,757	*	*
Margaret C. Whitman(12)	Class A	6,321	*	*

Named executive officers who are not directors
Ann Daly(13)	Class A	276,179	*	*
Katherine Kendrick(14)	Class A	167,634	*	*
Kristina M. Leslie(15)	Class A	270,333	*	*

Directors and executive officers as a group (15 persons)	Class A	23,273,303	36.9%	79.5%
	Class B	15,677,462	100.0%	72.3%
	Class C	1	100.0%	*

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned(2)	% of Total Voting Power(3)
Persons owning more than 5% of a class of our equity securities
FMR Corp.(16)	Class A	5,015,500	5.6%	1.5%
82 Devonshire Street Boston, Massachusetts 02109
Wellington Management Company, LLP(17)	Class A	6,015,630	6.7%	1.9%
75 State Street Boston, Massachusetts 02109
Steven Spielberg(18)	Class A	6,711,730	7.4%	2.1%

*	Less than 1%

(1)	Certain of DreamWorks Animation’s stockholders may be deemed to be members of one or more “groups,” as that term is defined in Section 13(d)(3) of the Exchange Act. These stockholders include (i) Jeffrey Katzenberg and entities controlled by him; (ii) David Geffen and entities controlled by him; and (iii) DreamWorks Investment II, Inc., an entity controlled by Paul Allen (“DWI II”). These groups, and their respective members, are:

•

The “Vulcan Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Vulcan Stockholder Agreement”) dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him, Paul Allen, DWI II.

•

The “Class B Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Class B Stockholder Agreement”), dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him.

Furthermore, entities controlled by Jeffrey Katzenberg and David Geffen remain general partners of Holdco for a period of time after the consummation of the registered secondary public offering (the “Offering”) of DreamWorks Animation’s Class A Stock completed on November 20, 2006 and, as such, may be deemed to be beneficial owners of shares of Common Stock, if any, held by Holdco and allocated to its other partners, but not yet distributed to such partners. Following the consummation of the Offering, 643,635 shares of Class A Stock, which had been allocated in the Offering to DW II and Lee Entertainment, L.L.C., were required to remain in Holdco for a period of time. Accordingly, these shares have been included in Mr. Katzenberg’s and Mr. Geffen’s beneficial ownership of Class A Stock.

(2)	For purposes of this column, the percentage shown for any person or entity with respect to Class A Stock assumes the conversion of any Class B Stock beneficially owned by such person or entity into Class A Stock on a one-for-one basis.

(3)	For purposes of this column, the percentage shown for any person or entity (i) with respect to Class A Stock, includes the effect of the super-voting rights of any Class B Stock beneficially owned by such person or entity and (ii) with respect to Class B Stock, excludes the voting rights of any Class A Stock beneficially owned by such person or entity.

(4)	Shares beneficially owned by Mr. Katzenberg include:

•	373,000 shares of Class A Stock;

•	7,838,731 shares of Class B Stock owned by entities controlled by Mr. Katzenberg; and

•	29,927,197 shares of Class A Stock and Class B Stock owned by other members of the Vulcan and Class B Groups.

Mr. Katzenberg and entities controlled by him expressly disclaim beneficial ownership of all shares of our Common Stock owned by or allocated to all other members of Vulcan and Class B Groups (including Holdco). The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(5)	Shares beneficially owned by Mr. Geffen include:

•	373,000 shares of Class A Stock;

•	7,838,731 shares of Class B Stock owned by an entity controlled by Mr. Geffen; and

•	29,927,197 shares of Class A Stock and Class B Stock owned by other members of the Vulcan and Class B Groups.

Mr. Geffen and entities controlled by him expressly disclaim beneficial ownership of all shares of our Common Stock owned by all other parties to the Vulcan and Class B Groups (including Holdco). The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Geffen and entities controlled by him is c/o DG-DW, L.P., 12011 San Vicente Boulevard, Suite 606, Los Angeles, CA 90049-4926.

(6)	Shares beneficially owned by Mr. Allen include:

•	21,071,831 shares of Class A Stock owned by DWI II; and

•

17,067,097 shares of Class A Stock and Class B Stock owned by other members of the Vulcan Group (including 643,635 shares of Class A Stock held by Holdco, of which 582,945 shares have been permanently allocated to DWI II).

Mr. Allen and DWI II expressly disclaim beneficial ownership of all shares of our Common Stock owned by or allocated to all other parties to the Vulcan Group (including Holdco). The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for each of Mr. Allen and DWI II is 505 Fifth Ave. South, Suite 900, Seattle, WA 98104.

(7)	Includes vested options to purchase 8,928 shares of Class A Stock.

(8)	Represents vested stock appreciation rights which will be settled by the delivery of shares of Class A Stock when exercised.

(9)	Includes vested options to purchase 8,928 shares of Class A Stock.

(10)	Represents vested stock appreciation rights which will be settled by the delivery of shares of Class A Stock when exercised.

(11)	Includes 4,786 vested stock appreciation rights which will be settled by the delivery of shares of Class A Stock when exercised.

(12)	Includes vested options to purchase 1,058 shares of Class A Stock and 3,852 vested stock appreciation rights which will be settled by the delivery of shares of Class A Stock when exercised.

(13)	Includes vested options to purchase 23,428 shares of Class A Stock.

(14)	Includes vested options to purchase 105,670 shares of Class A Stock.

(15)	Includes vested options to purchase 210,535 shares of Class A Stock. Ms. Leslie’s employment with the Company terminated on February 28, 2007. Ms. Leslie is included in the table because she was serving as the Company’s Chief Financial Officer on December 31, 2006.

(16)	Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 2006. Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR Corp., is deemed to be the beneficial owner of 4,615,500 of such shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Each of Edward C. Johnson 3d, FMR Corp. and the investment companies has sole power to dispose of the 4,615,500 shares owned by the investment companies. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares held by the investment companies, which power resides in the boards of trustees of the investment companies.

(17)	As reported in an Amendment No. 2 to Schedule 13G report filed with the SEC prepared as of February 28, 2007. Wellington Management Company, LLP (“Wellington”), an investment adviser, reported that it may be deemed to beneficially own the shares shown that are held of record by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Wellington had shared dispositive power as to all shares and shared voting power as to 4,633,630 shares.

(18)	Based on a Schedule 13G report filed with the SEC prepared as of December 31, 2006. The shares are owned directly by DW Lips, L.P. and indirectly by DW Subs, Inc., as the general partner of DW Lips, L.P., and Steven Spielberg, as the President of DW Subs, Inc. The address for Mr. Spielberg and the entities controlled by him is c/o Breslauer, Rutman & Anderson, 11400 Olympic Boulevard, Los Angeles, California 90064.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DreamWorks Animation’s executive officers and directors and each person who owns more than 10% of DreamWorks Animation’s Common Stock to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NYSE. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish DreamWorks Animation with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by DreamWorks Animation and written representations from certain reporting persons that no Forms 5 were required for such persons, DreamWorks Animation believes that all of its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the year ended December 31, 2006, except that (i) Lewis Coleman failed to timely report the withholding of 2,128 shares by the Company on October 28, 2006 to satisfy tax withholding obligations upon the vesting of previously granted restricted stock awards and (ii) Katherine Kendrick failed to timely report the withholding of 732 shares and 609 shares by the Company on January 1, 2005 and January 1, 2006, respectively, to satisfy tax withholding obligations upon the vesting of previously granted restricted stock awards. Such late filings resulted from administrative error and the appropriate filings were made promptly upon discovery of the error.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2006, with respect to shares of Class A Stock that may be issued under DreamWorks Animation’s 2004 Omnibus Incentive Compensation Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1) (c)
Equity compensation plans approved by securityholders	3,693,536	$27.29	6,354,531
Equity compensation plans not approved by securityholders	0	0	0

Total	3,693,536	$27.29	6,354,531

(1)

Excludes the effect of performance compensation awards with respect to an aggregate of 1,021,132 shares of Class A Stock which were granted in January 2005. See “Compensation Discussion and Analysis—Elements of 2006 Compensation—Pre-2006 Compensation Actions—Long-term Equity Incentive Compensation.”

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Compensation Philosophy and Objectives

Our compensation philosophy is to attract, motivate and retain exceptional directors, officers and employees. The objectives of our compensation program are to:

•

Provide competitive compensation programs, consisting of both cash and equity-based components, that appropriately encourage and reward performance (as measured against established goals) and the creation of long-term stockholder value;

•	Directly link executive compensation to the Company’s long-term strategic objectives; and

•	Align executive officers’ interests with stockholder interests through a simple, understandable award framework that creates a sense of ownership and shared risk among executives.

Role of the Compensation Committee

Our Compensation Committee (the “Compensation Committee”) has responsibility for establishing and implementing the Company’s compensation philosophy. The Compensation Committee also has the responsibility for reviewing and recommending our director compensation program.

The Compensation Committee acts pursuant to a written charter, which the Compensation Committee reviews on an annual basis. From time to time, the Compensation Committee may recommend that the Board of Directors approve revisions to the charter as appropriate to reflect evolving practices or changes in legal or regulatory requirements. The Compensation Committee, which is comprised exclusively of independent directors, oversees all compensation and benefit programs and actions that affect our named executive officers. The Compensation Committee’s duties include, among other things:

•	Reviewing key employee compensation policies, plans and programs (including through the engagement of independent compensation consultants (currently Hewitt Associates));

•	Monitoring performance and compensation of the Company’s employee-directors, officers and other key employees;

•	Preparing recommendations and periodic reports to the Board of Directors concerning these matters;

•	Functioning as the committee that administers the Company’s incentive programs; and

•	Reviewing this Compensation Discussion and Analysis and recommending its inclusion in this Proxy Statement.

In overseeing and administering the Company’s incentive programs, the Compensation Committee may delegate authority for day-to-day administration of the plans to senior employees of the Company, to the extent permitted under applicable law and regulations and under such conditions and limitations as the Compensation Committee may establish.

Role of Executive Officers in Compensation Decisions

Our management periodically provides recommendations to the Compensation Committee regarding our compensation programs. The recommendations include executive compensation plans, designs and strategies, financial goals and criteria for both annual and long-term incentive plans and individual compensation actions for management. Our management provides its recommendations based on information gathered from compensation consultants (currently, Towers Perrin) and general market information as well as from internal resources, with the objective of aligning the design and operation of our compensation programs with our business strategies and objectives.

Role of Independent Compensation Consultant

In October 2006, the Compensation Committee engaged Hewitt Associates (“Hewitt”) as an independent compensation consultant to advise the Compensation Committee on executive compensation matters. Hewitt reports directly to the Compensation Committee on this assignment. A representative of Hewitt attends meetings as requested by the Compensation Committee and provides advice directly to the Compensation Committee. The Company had previously engaged Hewitt to advise the Company on compensation matters (including executive compensation and benefit design matters) in connection with the IPO. We do not currently expect that Hewitt will provide other services to the Company while it is serving as the Compensation Committee’s consultant.

During 2005 and 2006, the Compensation Committee engaged Towers Perrin to review the named executive officers’ compensation. Towers Perrin has also assisted the Company in developing its companywide compensation program, including its equity and cash bonus plans. Towers Perrin continues to provide advisory services to the Company on executive compensation matters.

Employment Agreements

We have entered into long-term employment agreements with each of our named executive officers. Each executive’s employment agreement has a five-year term, other than Mr. Coleman’s agreement which has a three-year term. Each agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefits plans in which the executive will participate and the other perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation range that the executive officer will be eligible to receive, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon the occurrence of involuntary termination (with or without cause), death, disability, change of control or upon expiration of the employment agreement.

We believe that it is in the best interests of the Company to enter into a long-term employment agreement with each executive officer because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding individual performance. In addition, other entertainment companies with which we compete for executive talent generally enter into long-term employment agreements with their executives.

Compensation Program Design

The principal components of compensation for our named executive officers are:

•	annual base salary;

•	annual equity or cash incentive awards;

•	long-term equity incentive compensation;

•	post-termination benefits; and

•	perquisites and other personal benefits.

Prior to our IPO in October 2004, the Company engaged Hewitt to assist management in determining the appropriate compensation elements and the proper mix of those elements for our executive officers. We desired to establish a compensation program that included competitive total compensation ranges but did not result in above-average dilution to our stockholders. We targeted to align total compensation with median peer practices and provide equity-based compensation that both encouraged and appropriately rewarded superior performance.

In determining the appropriate mix of compensation elements, we strived to balance the objectives of rewarding recent results and motivating long-term performance. In comparison to other entertainment industry peers, we decided to place greater emphasis on equity awards in order to closely align executives with stockholder-value creation. Additionally, our named executive officers’ compensation packages are weighted more towards variable compensation than fixed compensation. Overall, we believe that this program design appropriately incentivizes our executives toward long-term value creation.

Compensation Benchmarking

Prior to our IPO, the Company engaged Hewitt to conduct compensation benchmark analyses for our directors and executive officers. The purpose was to align our compensation programs generally with those of other newly public companies as well as with other companies in the entertainment industry. At the time, there were only a few direct public company comparators, such as Pixar. Therefore, Hewitt also relied on some non-publicly available information for pay practices of similarly situated private companies or divisions of larger public companies in the entertainment industry. The objective was for the total compensation packages for our executive officers to approximate median peer practices.

After Hewitt and the Company determined the appropriate level of compensation for each executive officer, we entered into five-year employment agreements with each executive officer. The current Compensation Committee was not in place prior to the IPO; however, in 2005 the Compensation Committee engaged Towers Perrin to review the levels of compensation for the executive officers determined at the IPO and concluded that the ranges were competitive and appropriate based on the Company’s industry, size, development stage and the roles and responsibilities of each executive position. The Compensation Committee also concluded that the compensation design appropriately motivated our executives to consider the long-term interests of stockholders.

In December 2005, the Board reviewed and approved, upon the recommendation of the Compensation Committee, Mr. Coleman’s employment agreement. The Compensation Committee established his compensation level by evaluating, among other things, market factors, the role and responsibility of the President and an internal-parity comparison against the CEO and COO positions. Following Mr. Coleman’s appointment as President, the COO, CFO and General Counsel reported to the President rather than the Chairman and CEO.

Annual Base Salary

The base salary for each of our named executive officers is specified in his or her respective employment agreement. However, the Compensation Committee reviews the named executive officers’ salaries on an annual basis or at the time of promotion or a substantial change in responsibilities. In reviewing an executive’s salary, the Compensation Committee considers, among other things:

•	market data currently provided by Hewitt and previously provided by Towers; and

•	the individual executive’s performance, experience and skills.

The Compensation Committee adjusts salary levels when it is deemed appropriate in comparison to median peer practices and in relation to the other elements of the executive compensation package. We pay base salaries to our named executive officers to compensate them for services rendered during the year and to provide a base level of monthly income that is not subject to performance-related risk. As of December 31, 2006, our named executive officers had the following base salaries:

Named Executive Officer	Annual Salary
Jeffrey Katzenberg	$1
Roger Enrico	1
Lewis Coleman	1,250,000
Ann Daly	1,000,000
Katherine Kendrick	600,000
Kristina Leslie	575,000

Each of Mr. Coleman’s and Ms. Daly’s employment agreements provides that the executive will receive annual equity grants with a grant-date value of $500,000 in lieu of additional salary. Each equity grant vests ratably over four years. The primary purposes of the annual equity grant in lieu of additional salary to Ms. Daly were to conserve the Company’s cash and to allow a portion of such grant to qualify as tax-deductible “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Prior to the IPO, Ms. Daly’s annual base salary was $1.5 million. Mr. Coleman was given a similar grant to provide him with cash compensation in relative parity with Ms. Daly’s to reflect his greater seniority and to allow for a similar tax deduction for purposes of Section 162(m).

Annual Equity or Cash Incentive Awards

The named executive officers are eligible to receive annual performance-based incentive compensation under the Company’s 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”). The 2004 Plan was approved by the Company’s stockholders in 2004 prior to the IPO. The 2004 Plan allows for annual incentive bonus awards payable in cash or equity upon the satisfaction of performance goals established by the Compensation Committee.

Each named executive officer’s employment agreement (other than Mr. Enrico’s) specifies the annual incentive compensation award for which the executive is eligible, subject in all instances to the discretion of the Compensation Committee. For the named executive officers, their respective employment agreements currently provide for the following target and maximum amounts:

Named Executive Officer	Target	Maximum
Jeffrey Katzenberg(1)	$1,000,000	$3,000,000
Lewis Coleman	1,000,000	1,750,000
Ann Daly	750,000	1,500,000
Katherine Kendrick	300,000	600,000
Kristina Leslie	350,000	700,000

(1)	In March 2006, Mr. Katzenberg, at Mr. Katzenberg’s initiative and request, waived his right to receive the annual incentive bonus award for each of the years ending December 31, 2006, 2007 and 2008.

We provide annual incentive payments to reward our named executive officers for performance achievements with a time horizon of one year or less and to motivate them to achieve our annual performance goals. The Compensation Committee generally adopts performance criteria for our annual incentive plans that, at the time of adoption, we believe reflect an appropriately difficult yet achievable level of performance for payouts at “target” level and superior performance for payouts at the maximum amount. The range for each named executive officer was determined based on the factors described above in determining annual base salary. At the end of each calendar year, the Compensation Committee determines the incentive compensation award paid (if any) based upon the achievement of the established performance goals as well as an assessment of other factors, such as the individual executive’s performance and absolute and relative Company performance. Each named executive officer’s employment agreement specifies that the Company will pay the annual incentive bonus award in the form of equity, although the Compensation Committee retains discretion to pay the annual bonus in the form of cash.

Long-term Equity Incentive Compensation

The 2004 Plan provides flexibility to grant awards to the named executive officers in a variety of forms. These include non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance compensation awards. Awards may vest depending upon continued service with the Company or the achievement of specified performance criteria. In instances where the Compensation Committee has granted long-term equity incentive compensation that is subject to performance-based vesting, the Compensation

Committee has generally selected performance criteria that, at the time of adoption, reflected an appropriately difficult yet achievable level of performance for payouts at “target” level and superior performance for payouts at the maximum amount. Generally, we have provided long-term equity incentive grants using a combination of restricted stock or restricted stock units, and stock appreciation rights or stock options. These awards are intended to incentivize executives to increase long-term stockholder value and align executives’ interests with those of other stockholders by promoting equity ownership. We believe that providing combined grants of stock options or SARs and restricted stock effectively balances our objective of focusing the named executive officers on delivering long-term stockholder-value creation, with our objective of providing compensation elements that retain and motivate our executive officers. SARs and stock options are granted at fair-market value on the grant date and, thus, only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on the grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. Restricted stock serves both to reward and retain executives, while acting to balance the greater volatility and upside potential associated with SARs and stock options.

Each named executive officer’s employment agreement specifies the long-term equity incentive compensation award for which the executive is eligible, subject to the discretion of the Compensation Committee. In making its award determination, the Compensation Committee is permitted to specify the performance goals (if any) applicable to any grant. For Messrs. Katzenberg and Coleman and Mesdames Daly, Leslie and Kendrick, the agreements provide for such awards beginning in 2006. Mr. Enrico’s employment agreement provides for an aggregate of four such awards during the term of his agreement. Mr. Katzenberg waived his right to receive such grants for the years 2006 through 2008. Mr. Enrico waived his right to receive such grant for 2005; therefore, he is now entitled to received an aggregate of three such awards during the term of his employment agreement. For the named executive officers, their respective employment agreements provide for annual awards with the following targeted grant-date values (subject to Compensation Committee discretion):

Named Executive Officers	Targeted Grant-Date Value
Jeffrey Katzenberg	$5,000,000
Roger Enrico	2,000,000
Lewis Coleman	2,750,000
Ann Daly	2,500,000
Katherine Kendrick	1,500,000
Kristina Leslie	1,500,000

While each named executive officer’s employment agreement specifies grant-date values, the actual amount realized from any award by an executive will be dependent upon, among other things, such executive’s continued tenure with the Company, the achievement of applicable performance goals (if any) and the Company’s stock-price performance.

Post-Termination Benefits

Each named executive officer’s employment agreement provides for specified severance benefits upon the executive’s involuntary termination without cause or for good reason, death or disability, upon the expiration of the agreement and upon a change in control. These severance benefits were negotiated on an arms-length basis between the executives and the Company with reference to general business and entertainment-industry standards. These provisions are intended to provide each named executive officer with compensation and other benefits for a reasonable period of time following termination of employment. With respect to the benefits applicable upon a change in control, we believe that the benefits also provide appropriate incentives for the executive to remain with and focus on managing the Company in the event of a possible acquisition of the Company.

We have provided a detailed discussion of the post-termination benefits set forth in each named executive officer’s employment agreement in the section entitled “—Executive Benefits and Payments Upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits

Each named executive officer’s employment agreement (other than Mr. Katzenberg’s and Mr. Enrico’s) specifies that the executive will be entitled to receive the perquisites provided to the Company’s other senior executives. We provide a variety of welfare and benefits plans in which the executives participate. We believe that the perquisites provided are competitive and consistent with our overall executive compensation program and better enable us to attract and retain superior employees for key positions. In addition, the executives are entitled to automobile allowances and reimbursement of ordinary business expenses. Each of Ms. Daly, Ms. Kendrick and Ms. Leslie are provided financial and tax consulting services. The employment agreements for all named executive officers (including Mr. Enrico and Mr. Katzenberg) provide for the reimbursement of all costs and expenses (including reasonable legal fees) in connection with the negotiation of the executive’s employment agreement. Mr. Enrico’s employment agreement specifies that he is not entitled to participate in any of the Company’s benefit plans. Mr. Enrico’s employment agreement permits him to use Company-provided private aircraft for business travel. With the CEO’s approval, each of our other named executive officers is allowed to use Company-provided private aircraft when appropriate for business travel.

Mr. Katzenberg’s employment agreement provides that his overall compensation package is intended to cover all costs he anticipates to incur for business-related travel, hotel, entertainment, meals and other business expenses. As a result, we do not reimburse any business expenses incurred by Mr. Katzenberg, other than business-related private airplane usage costs and costs and expenses (including reasonable legal fees) in connection with entering into his employment agreement. Under his employment agreement, Mr. Katzenberg is entitled to use a private jet for personal use subject to reimbursement to the Company of the allocable cost of any personal travel and to retain reasonable security personnel at the Company’s expense.

Mr. Coleman’s employment agreement entitles him to certain relocation benefits for his relocation from San Francisco to Los Angeles, California (in accordance with the Company’s standard policies and procedures) in order to perform the services required under his employment agreement. These relocation benefits included a home-finding trip, a final relocation trip, relocation of household goods, temporary accommodations and home-sale assistance. In addition, Mr. Coleman is entitled to receive an additional payment necessary to reimburse him for the income taxes payable on the reimbursed relocation expenses.

The Summary Compensation Table below provides greater detail regarding the various perquisites provided to the named executive officers during 2006.

Elements of 2006 Compensation

Pre-2006 Compensation Actions

At the time of our IPO in October 2004, we entered into multi-year employment agreements with all of our executive officers and we made certain equity grants to our named executive officers designed to cover a two-year period. Therefore, an explanation of the executive compensation actions taken in 2004 and 2005 is necessary to provide the appropriate context for actions taken in 2006.

Base Salary

As described above, each executive has entered into an employment agreement that specifies the annual base salary that will be paid under the agreement. At the time of the IPO, Messrs. Katzenberg and Enrico both voluntarily elected to receive annual base salary of $1 in return for which they were granted additional performance-based equity awards. This was done to more closely tie their compensation to long-term Company performance and more closely align their interests with our stockholders.

Long-term Equity Incentive Compensation

Initial Public Offering Performance-Based Awards.    Pursuant to the relevant provisions of each executive’s employment agreement, we granted the following long-term equity incentive awards at the time of our IPO:

Named Executive Officers	Restricted Stock (# of Shares)	Stock Options (#)
Jeffrey Katzenberg	618,571	423,214
Roger Enrico	142,857	89,286
Ann Daly	259,524	177,679

The stock options and restricted stock shown in the above table vest following completion of the four-year period ending December 31, 2008, subject to continued employment until such date and achievement of certain performance criteria over this period (and, in Ms. Daly’s case, her continued employment until October 27, 2009).

In March 2005, we adopted performance criteria for the awards shown in the above table. The stock options granted to Mr. Enrico, Mr. Katzenberg and Ms. Daly will vest and become exercisable in varying percentages based upon the Company’s average annual return on investment for the four-year period ending December 31, 2008. None of Ms. Daly’s stock options will vest unless Ms. Daly also remains employed by the Company through October 27, 2009. Each of the stock options have an exercise price of $28 per share. Based upon our financial performance through December 31, 2006, we currently expect all of these stock options to vest at the end of the performance period.

The restricted shares of Class A Stock granted to each of Mr. Enrico, Mr. Katzenberg and Ms. Daly will vest and become nonforfeitable in varying percentages based upon the Company’s cumulative revenue and operating cash flow results for the four-year period ending December 31, 2008. None of Ms. Daly’s restricted shares will vest unless Ms. Daly also remains employed with the Company through October 27, 2009. The performance criteria were chosen to provide incentives for the executives to increase the Company’s revenues in a fashion that provided appropriate returns on invested capital. Based upon our financial performance through December 31, 2006, we currently expect approximately 50% of these restricted shares to vest at the end of the performance period.

In January 2005, we also approved performance compensation awards for Messrs. Enrico and Katzenberg and Ms. Daly in the following amounts:

Named Executive Officer	Perf. Compensation Awards (# of Units)
Jeffrey Katzenberg	618,571
Roger Enrico	142,857
Ann Daly	259,524

The performance compensation awards shown in the above table vest following completion of the four-year period ending December 31, 2008, subject to continued employment until such date and achievement of certain performance criteria over this period (and, in Ms. Daly’s case, her continued employment until October 27, 2009).

In April 2005, we adopted performance criteria for the performance compensation awards. The performance compensation awards granted to each of Mr. Enrico, Mr. Katzenberg and Ms. Daly will vest in varying percentages based upon the Company’s cumulative revenue and operating cash flow results for the four-year period ending December 31, 2008. None of Ms. Daly’s restricted shares of Class A Stock will vest unless Ms. Daly also remains employed with the Company through October 27, 2009. We designed the performance compensation awards and the applicable performance criteria to work in tandem with the restricted stock awards, providing the executives with additional incentive compensation opportunities for Company performance over the performance period in excess of performance necessary to achieve vesting of the entire restricted stock award. Based upon our financial performance through December 31, 2006, we do not currently expect that any of the performance compensation awards will vest.

Initial Public Offering Time-Vested Awards.    In addition, at the time of the IPO, we granted the following restricted stock unit and stock option awards to Ms. Daly, Ms. Kendrick and Ms. Leslie:

Named Executive Officer	Restricted Stock Units	Stock Options
Ann Daly	81,250	0
Katherine Kendrick	83,214	73,214
Kristina M. Leslie	83,214	73,214

The restricted stock units were fully vested on the date of grant and the underlying shares (net of shares withheld for taxes) were delivered to the named executive officers in April 2005. The stock options vest ratably over a four-year period and have an exercise price of $28 per share, the fair-market value on the date of grant. These awards were made in part in recognition of Ms. Daly’s, Ms. Kendrick’s and Ms. Leslie’s service to the Company in completing the IPO.

Initial Employment Awards to Lewis Coleman.    Upon commencement of his employment in December 2005, we granted Mr. Coleman an award of 82,998 restricted shares of Class A Stock and SARs with respect to 55,332 shares. The SARs have an exercise price of $24.85 per share. In March 2006, we established performance criteria for these awards. The awards vest at the completion of the four-year period ending December 31, 2009 and are contingent on the achievement of specified goals for the Company’s after-tax earnings and specified targets for the trading price of the Company’s Class A Stock, both of which will be measured at the end of the four-year performance period. Each component is used separately to determine the vesting of 50% of Mr. Coleman’s grant. Following the expiration of the three-year term of Mr. Coleman’s employment agreement, he will not be required to render any services during the last year of the performance period to be entitled to receive the applicable amount (if any) of this grant determined by the achievement of the performance criteria.

The after-tax earnings target is based on the Company’s then-current four-year operating plan. Performance will be measured by comparing the Company’s cumulative after-tax earnings for the four-year period ending December 31, 2009 to the projected earnings for such period at the time the grant was awarded. The stock-price appreciation component will be computed based on the average daily closing price for the month of December 2008. We currently expect approximately 40% of Mr. Coleman’s restricted stock and SAR awards dependent on after-tax earnings to vest at the end of the performance period.

2006 Compensation Actions

Base Salary and Equity Grants in Lieu of Additional Salary

In the first quarter of 2006, the Compensation Committee engaged Towers Perrin to review the Company’s executive compensation program. Based on this review, we determined that the base salaries for the named executive officers as set forth in their respective employment agreements, including the CEO, already met competitive levels and required no adjustment.

In addition, in November 2006 we granted each of Mr. Coleman and Ms. Daly 4,340 restricted shares of Class A Stock and 26,041 stock appreciation rights as equity grants in lieu of additional salary pursuant to their respective employment agreements. These awards had an aggregate grant-date value of approximately $500,000 and vest ratably over four years. The SAR awards have an exercise price of $28.80 per share, the closing stock price on the date of grant. In 2007 and subsequent years, each of Ms. Daly and Mr. Coleman will be entitled to receive, pursuant to their respective employment agreements, an equity award grant in lieu of additional salary with an aggregate grant-date value of $500,000.

Annual Equity or Cash Incentive Awards

As described above under “—Compensation Program Design—Annual Equity or Cash Incentive Awards,” each of our named executive officers’ employment agreements provides for annual performance-based incentive compensation payable in cash or equity upon the satisfaction of performance goals established by the Compensation Committee. In March 2006, the Compensation Committee approved an incentive cash bonus plan for 2006 for the Company’s named executive officers (other than the CEO and Chairman). The objective in implementing a cash-based program was to balance the multi-year aspects of the long-term equity grants with short-term incentive measures.

As described above, the bonus ranges for the named executive officers vary according to the terms of their respective employment agreements. For each participant, the Compensation Committee determined that 75% of the bonus amount would be dependent on the achievement of performance goals for the Company’s after-tax earnings in 2006 and 25% would be dependent upon the achievement of specified targets for the trading price of the Company’s stock at the end of 2006 (as measured by the daily average closing price for the month of December 2006). After-tax earnings was selected as a performance criterion because it encompasses both top-line revenue as well as expenses required to generate revenue. Stock price appreciation was selected as the most straightforward measure to align executive compensation with stockholder return during 2006. The Compensation Committee retained negative discretion to modify the bonuses that would be payable to the executive officers regardless of the Company’s 2006 performance.

Based upon the Company’s after-tax earnings and stock-price results for 2006, the named executive officers would have earned bonuses of approximately 80% (83% in the case of Mr. Coleman) of the maximum bonus amount shown above under the heading “—Compensation Program Design–Annual Equity or Cash Incentive Awards.” However, in February 2007 the Compensation Committee, at the recommendation of management, elected to use its negative discretion and awarded no bonuses under the plan. This decision was influenced by internal pay equity considerations because the Company did not pay any bonuses for 2006 performance under the companywide cash bonus plan (in which the named executive officers do not participate).

Long-Term Equity Incentive Compensation

As discussed above, each named executive officer’s employment agreement provides that, beginning in 2006, the executive is eligible for long-term equity incentive grants having a specified grant-date value, subject to the Compensation Committee’s discretion. In 2006, at his initiative and request Mr. Katzenberg waived all grants for which he would have otherwise been eligible in 2006, 2007 and 2008. In November 2006, the Compensation Committee approved the following grants to the other named executive officers:

Named Executive Officer	Restricted Stock (# of Shares)	SARs (#)
Roger Enrico	17,361	104,166
Lewis Coleman	23,871	143,229
Ann Daly	21,701	130,209
Katherine Kendrick	13,020	78,125
Kristina Leslie	13,020	78,125

The restricted stock and SAR awards vest in four equal annual installments on the first, second, third and fourth anniversaries of the date of grant. The SAR awards have an exercise price of $28.80, the closing stock price on the date of grant. In order to provide greater focus on prospective stock-price appreciation and more closely align the executives’ interests with those of stockholders, the grants were allocated 75% to SARs and 25% to restricted stock, based on grant-date value. In recognition of this greater amount of at-risk value, the Compensation Committee concluded that all awards should have time-based vesting rather than performance-based vesting.

As mentioned above, the equity grants approved in November 2006 were the first equity grants made to the named executive officers (other than Lewis Coleman and Ann Daly) since our IPO. The Compensation

Committee’s current policy is to consider equity awards to the named executive officers at the time of the Compensation Committee’s regularly scheduled meeting occurring in the fourth calendar quarter. Absent unusual circumstances, we expect that each grant date will occur during the trading window established for Company insiders that occurs following the release of third-quarter earnings. The Company’s stock option and SAR awards are priced based on the Class A Stock closing price on the date of grant. In October 2006, we delayed the granting of equity awards because, at the time, the Board of Directors was evaluating a request by one of the Company’s stockholders to conduct a registered public offering. We granted equity awards in November 2006 following completion of the public offering.

2007 Compensation Actions

In February 2007, we approved an incentive cash bonus plan for 2007 for our named executive officers (other than the CEO and Chairman). For each participant, we determined that 60% of the bonus amount would be dependent on the achievement of performance goals for the Company’s 2007 return on equity, 20% would be dependent on the achievement of specified goals for our 2007 production spending on films released in 2007 and the remaining 20% would be dependent on the achievement of specified goals for 2007 overhead spending. The criteria and weighting chosen balance the objectives of rewarding management for creating stockholder value measured through return on equity while also incentivizing management to maintain appropriate cost discipline. No bonuses will be paid to the named executive officers if bonuses are not paid under the Company bonus plan applicable to other employees. In addition, the Compensation Committee has retained negative discretion to modify the bonuses that would be payable to the executive officers regardless of the Company’s 2007 performance.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that the Company may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the four most highly compensated officers, unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other conditions are met. We have considered the potential impact of Section 162(m) on the Company’s compensation plans and have determined that it is the Company’s preference to qualify its executives’ compensation for deductibility under Section 162(m), to the extent the Compensation Committee believes it is consistent with the Company’s best interests. The Company’s compensation plans have generally been designed to permit the Compensation Committee to grant awards that qualify for deductibility under Section 162(m).

Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Although the Company does not currently maintain any deferred compensation plans, in certain instances these rules may apply to potential payments under the Company’s existing employment agreements. While the final regulations have not yet become effective, the Company believes it is operating in good-faith compliance with the statutory provisions which were effective January 1, 2005.

Other Items

Insider Trading Policy

Our Insider Trading Policy adopted in November 2004 applies to all transactions in our securities, including common stock, restricted stock, restricted stock units, stock options, stock appreciation rights and any other securities we may issue from time to time, as well as to derivative securities relating to our stock, whether or not issued by us, such as exchange-traded options.

We believes it is improper and inappropriate for any of our directors, officers or employees to engage in short-term or speculative transactions involving Company securities. Accordingly, the Insider Trading Policy prohibits a variety of activities with respect to our securities, including:

•	hedging transactions, such as buying puts or calls with respect to our stock;

•	purchasing Company securities on margin; and

•	short sales.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Mellody Hobson, Chair

Nathan Myhrvold

Howard Schultz

Karl M. von der Heyden

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

DreamWorks Animation compensates its executive officers pursuant to their respective employment agreements and the 2004 Plan. For a further discussion of the Company’s underlying compensation policies and decisions, see “Compensation Discussion and Analysis.” As permitted by SEC rules, the following Summary Compensation table sets forth summary compensation information for our Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer for the year ended December 31, 2006 (with the Company’s Chairman, the “named executive officers”). In addition, the following table includes the Company’s Chairman of the Board who has an employment agreement with the Company and performs certain additional functions not typically associated with the role of Chairman of the Board. Kristina M. Leslie served as the Company’s Chief Financial Officer during the entire year ended December 31, 2006 and is thus included as a named executive officer. Ms. Leslie’s employment with the Company terminated as of February 28, 2007. This Summary Compensation Table is accompanied by an “All Other Compensation Table,” a “Grants of Plan Based Awards Table” and additional narrative discussion as necessary to assist in the understanding of the information presented in each of such tables.

The named executive officers did not receive payments which are characterized as “Bonus” payments for the year ended December 31, 2006. In addition, pursuant to each of the named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are eligible to receive an annual incentive award consisting of either an equity award or a cash bonus. Such amounts would be characterized as “Non-Equity Incentive Plan Compensation.” For the annual performance period ended December 31, 2006, the Compensation Committee adopted a cash bonus plan (the “2006 Bonus Plan”) under the 2004 Plan and set performance goals based on both the Company’s stock price and after-tax earnings for the applicable period. In February 2007, the Compensation Committee, at the recommendation of management, exercised its right to use negative discretion and awarded no amounts to the named executive officers in connection with the 2006 Bonus Plan. Accordingly, the columns entitled “Bonus” and “Non-Equity Incentive Plan Compensation” have been omitted from the following Summary Compensation Table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jeffrey Katzenberg(3)(4) Chief Executive Officer	2006	$1	$2,816,435	$2,383,179	$—	$5,199,615
Kristina M. Leslie(5) Former Chief Financial Officer	2006	$553,942	$374,976	$1,954,258	$1,642,995	$4,526,171
Roger A. Enrico(6) Chairman of the Board	2006	$1	$665,954	$542,988	$239,753	$1,448,696
Lewis W. Coleman(7) President and Chief Financial Officer	2006	$1,250,000	$568,566	$287,087	$251,640	$2,357,293
Ann Daly(3) Chief Operating Officer	2006	$1,000,000	$1,175,586	$1,126,868	$46,499	$3,348,953
Katherine Kendrick(3) General Counsel and Secretary	2006	$600,000	$52,258	$312,004	$44,443	$1,008,705

(1)

The amounts reflected in each respective column represent the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, as computed in accordance with FAS 123R. The amounts reflected in each respective column may include amounts associated with equity awards granted prior to 2006. For a further discussion of the assumptions used in the calculation of the 2006 compensation cost (for all applicable grants of equity awards) pursuant to FAS 123R, please see “Part II—Item 8— Financial Statements and Supplementary Data—Notes to Financial Statements—Footnote No. 14 Stockholders’ Equity—Employee Benefits Plan” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. For further discussion of grants made in 2006, see the accompanying “Grant of Plan-Based Awards Table.”

(2)

The components of “All Other Compensation” for 2006 are detailed below in the “All Other Compensation Table.” The amounts shown do not include life insurance premiums (which are less than $10,000 on an annual basis for each named executive officer) for coverage offered through programs available on a nondiscriminatory basis to substantially all of the Company’s employees (other than those covered by a collective bargaining agreement).

(3)

In connection with the Company’s IPO, each of these named executive officers entered into five-year employment agreements with the Company. Pursuant to these employment agreements, Mr. Katzenberg’s annual salary is $1; Ms. Daly’s annual salary is $1.0 million; and Ms. Kendrick’s annual salary is $600,000. Mr. Katzenberg and Mr. Coleman also serve as directors of the Company. Neither Mr. Katzenberg nor Mr. Coleman received any compensation for his role as director in 2006.

(4)

Mr. Katzenberg, at his initiative and request, has waived equity awards he would otherwise have been entitled to receive under his employment agreement. Under the terms of Mr. Katzenberg’s waivers, he waived his right to receive for the year ended December 31, 2006 an annual equity award with an aggregate grant-date value targeted at $5.0 million and he waived the right he otherwise would have had to receive (i) for each of the years ending December 31, 2007 and 2008, an annual equity award with a grant-date value targeted at $5.0 million, and (ii) for each of the years ending December 31, 2006, 2007 and 2008, an annual equity award, in lieu of an annual cash bonus, with an annual grant-date value ranging from $1.0 million to $3.0 million depending on Company performance.

(5)

Ms. Leslie’s employment with the Company terminated February 28, 2007. In connection with the Company’s IPO, Ms. Leslie entered into a five-year employment agreement. Pursuant to her employment agreement, on October 27, 2006, Ms. Leslie’s annual salary increased to $575,000. In December 2006, it was announced that Ms. Leslie would be leaving the Company. Accordingly, as of December 31, 2006, the Company recorded a severance accrual of approximately $1.6 million (on a net present value basis) which is included in the “All Other Compensation” column. In addition, pursuant to Ms. Leslie’s employment agreement, the vesting date for any unvested portions of Ms. Leslie’s equity awards was accelerated to February 28, 2007, and the entire cost associated with the acceleration of vesting was recorded in 2006 and is included in the columns titled “Stock Awards” and “Option Awards.”

(6)	In connection with the IPO, the Company entered into a five-year employment agreement with Mr. Enrico pursuant to which Mr. Enrico’s annual salary is $1.
(7)

Mr. Coleman was appointed President on December 5, 2005 and was appointed Chief Financial Officer on February 28, 2007. Pursuant to his three-year employment agreement executed in December 2005, Mr. Coleman earns an annual salary of $1.25 million.

In 2006, our named executive officers’ salaries represented the following approximate percentages of their total compensation: Mr. Katzenberg—0%; Ms. Leslie—12%; Mr. Enrico—0%; Mr. Coleman—53%; Ms. Daly—30%; and Ms. Kendrick—59%.

The following table outlines the amounts included in “All Other Compensation” in the Summary Compensation Table for our named executive officers in 2006:

ALL OTHER COMPENSATION

Name	Automobile Allowance	Tax\Investment Consulting(1)	Legal Services(2)	Relocation		Tax Reimburse- ments		Other Personal Benefits		Total All Other Compensation
Jeffrey Katzenberg Chief Executive Officer	$—	$—	$—	$—		$—		$—		$—
Kristina M. Leslie Former Chief Financial Officer	$12,000	$13,960	$11,525	$—		$—		$1,605,510	(3)	$1,642,995
Roger A. Enrico Chairman of the Board	$—	$—	$9,633	$—		$—		$230,120	(4)	$239,753
Lewis W. Coleman President and Chief Financial Officer	$12,000	$—	$8,698	$131,014	(5)	$95,528	(5)	$4,400	(6)	$251,640
Ann Daly Chief Operating Officer	$12,000	$15,225	$14,299	$—		$—		$4,975	(7)	$46,499
Katherine Kendrick General Counsel and Secretary	$12,000	$15,225	$11,525	$—		$—		$5,693	(8)	$44,443

(1)	Represents payments made to a third party for professional tax and personal financial consulting.
(2)	Represents payments made in 2006 for legal services rendered in 2006 (or previous years) in connection with the named executive officers’ employment agreements.
(3)

Includes an accrual of approximately $1.6 million (on a net present value basis) as of December 31, 2006 due to Ms. Leslie in connection with the termination of her employment, pursuant to the terms of her employment agreement. Remainder of balance reflects (i) reimbursement for one annual credit card fee ($475) and one airline club annual membership fee ($300) and (ii) $4,400 in 401(k) plan employer matching contributions.

(4)

Represents the aggregate incremental cost to the Company of Mr. Enrico’s use of corporate aircraft to travel to the Company’s headquarters in Glendale, California. In his role as executive Chairman, Mr. Enrico participates in various Company meetings at our headquarters facility. While the Company believes that Mr. Enrico’s attendance in person at these meetings is essential for the performance of his duties and is in the best interests of the Company, in accordance with the definition of perquisites contained in Item 402 of Regulation S-K, we have included the incremental costs of these trips (other than those associated with Mr. Enrico’s travel for Board-related matters) as a perquisite to Mr. Enrico.

(5)

Pursuant to Mr. Coleman’s employment agreement, Mr. Coleman received certain relocation benefits (in accordance with the Company’s standard policies and procedures) in order to perform the services required under his employment agreement. Such relocation benefits included a home finding trip, a final relocation trip, relocation of household goods, temporary accommodations and home sale assistance. In addition, Mr. Coleman received a tax-gross up on applicable relocation items.

(6)	Reflects 401(k) plan employer matching contributions.
(7)	Reflects reimbursement for cellular telephone equipment ($575) and $4,400 in 401(k) plan employer matching contributions.
(8)

Reflects (i) reimbursement for cellular telephone and related equipment ($548), one annual credit card fee ($395) and one airline club annual membership fee ($350) and (ii) $4,400 in 401(k) plan employer matching contributions.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding of grants of equity awards (such as grants of stock appreciation rights and restricted stock) and under other compensation arrangements made during 2006:

GRANTS OF PLAN-BASED AWARDS

Name and Principal Position	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)		Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of 2006 Equity Awards(2)
			Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Katzenberg Chief Executive Officer(3)	N/A		—	—	—	—	—	—	—	—	—		—	—

Kristina M. Leslie	11/28/2006	(4)	—	—	—	—	—	—	13,020	78,125	$28.80		$28.80	$1,347,237
Former Chief Financial Officer	3/20/2006	(6)	$—	$350,000	$700,000	—	—	—	—	—	—		—	—

Roger A. Enrico Chairman of the Board	11/28/2006	(4)	—	—	—	—	—	—	17,361	104,166	$28.80		$28.80	$1,796,337

Lewis W. Coleman	11/28/2006	(4)(5)	—	—	—	—	—	—	28,211	169,270	$28.80		$28.80	$2,919,033
President and Chief	3/20/2006	(6)	$—	$1,000,000	$1,750,000	—	—	—	—	—	—		—	—
Financial Officer	3/20/2006	(7)	—	—	—	55,332	138,330	138,330	—	—	$24.85	(8)	$24.77	$2,664,860

Ann Daly	11/28/2006	(4)(5)	—	—	—	—	—	—	26,041	156,250	$28.80		$28.80	$2,694,504
Chief Operating Officer	3/20/2006	(6)	$—	$750,000	$1,500,000	—	—	—	—	—	—		—	—

Katherine Kendrick	11/28/2006	(4)	—	—	—	—	—	—	13,020	78,125	$28.80		$28.80	$1,347,237
General Counsel	3/20/2006	(6)	$—	$300,000	$600,000	—	—	—	—	—	—		—	—

(1)	For the awards shown, there are no threshold payment amounts.
(2)

Amounts represent the grant-date fair value of equity awards made in 2006, as computed in accordance with FAS 123R. These amounts reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be received by the named executive officers.

(3)

In December 2005, Mr. Katzenberg entered into an agreement at his initiative and request, which waives equity awards he would otherwise have been entitled to receive under his employment agreement. Under the terms of Mr. Katzenberg’s waiver, he waived his right to receive for the year ended December 31, 2006, an annual equity award with an aggregate grant-date value targeted at $5.0 million. In addition, on March 20, 2006, Mr. Katzenberg delivered, at his initiative and request, a waiver which waives equity awards he would otherwise have been entitled to receive under his employment agreement. Under the terms of Mr. Katzenberg’s waiver, he waived the right he otherwise would have had to receive (i) for each of the years ending December 31, 2007 and 2008, an annual equity award with a grant-date value targeted at $5.0 million, and (ii) for each of the years ending December 31, 2006, 2007 and 2008, an annual equity award, in lieu of an annual cash bonus, with an annual grant-date value ranging from $1.0 million to $3.0 million depending on Company performance.

(4)

Pursuant to each of these named executive officers’ employment agreements, beginning in 2006, subject to annual approval by the Compensation Committee, the named executive officers are entitled to receive annual equity incentive award of options\stock appreciation rights and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine). For a further discussion of terms of these grants, see “Compensation Discussion and Analysis.”

(5)

Pursuant to Mr. Coleman’s and Ms. Daly’s employment agreements, subject to annual approval by the Compensation Committee, each is entitled to receive annual equity incentive awards of options\stock appreciation rights and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value of $500,000 in lieu of additional salary. For a further discussion of terms of these grants, see “Compensation Discussion and Analysis.”

(6)

Pursuant to each of these named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are eligible to receive an annual incentive award consisting of either an equity award or a cash bonus. For a further discussion of the 2006 Bonus Plan, see “Compensation Discussion and Analysis.” In February 2007, the Compensation Committee exercised its right to use negative discretion and awarded no amounts to these named executives pursuant to the 2006 Bonus Plan.

(7)

On December 5, 2005, Mr. Coleman received an equity grant in connection with the commencement of his employment. This grant was previously disclosed in the Company’s Proxy Statement filed with the SEC on April 7, 2006 as part of the executive compensation disclosure for 2005. On March 20, 2006, the Compensation Committee established the performance criteria applicable to this grant. Pursuant to FAS 123R, the grant date for this grant is March 20, 2006 (the date the associated performance criteria were established). Because the disclosure requirements for the Summary Compensation Table and its accompanying tables require that the reported compensation expense reflect the aggregate value of equity incentive awards as computed in accordance with FAS 123R, this grant has been reclassified as 2006 executive compensation for the purposes of this Proxy Statement. For a further discussion of the terms of this grant, see “Compensation Discussion and Analysis.”

(8)

The closing market price on March 20, 2006 was $24.77 per share. The exercise price of $24.85 per share for the options associated with this grant was calculated as the average of the highest and lowest stock price on December 5, 2005, the date the Compensation Committee determined the size of the equity award.

We have entered into an employment agreement with each of our named executive officers. The principal terms of these employment agreements are provided in the section entitled “—Executive Employment Agreements.” For a further discussion of the employment agreements, please see “Compensation Discussion and Analysis—Overview of Compensation Program—Employment Agreements” and “Compensation Discussion and Analysis—Compensation Program Design.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for the named executive officers as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Katzenberg Chief Executive Officer	—		—		423,214	(1)	$28.00	10/27/2014	—		—	309,286	(2)	$9,120,844

Kristina M. Leslie	6,964				—		$22.43	10/27/2014	13,020	(3)	$383,960	—		$—
Former Chief	10,156		1,451	(3)			31.41	10/27/2014
Financial Officer	5,804						37.48	10/27/2014
	5,223		6,384	(3)			32.31	10/27/2014
	43,570		52,858	(3)			28.00	10/27/2014
			78,125	(3)			28.80	11/28/2016

Roger A. Enrico	—				89,286	(1)	$28.00	10/27/2014	17,361	(4)	$511,976	71,429	(2)	$2,106,441
Chairman of the Board			104,166	(4)			28.80	11/28/2016

Lewis W. Coleman	8,928	(5)	4,465	(5)			$28.00	10/27/2014	34,164	(6)	$1,007,496	41,499	(7)	$1,223,806
President and Chief Financial Officer			169,270	(4)	27,666	(7)	24.85 28.80	3/20/2016 11/28/2016

Ann Daly	15,669	(8)	19,152	(8)			$32.31	10/27/2014	37,456	(9)	$1,104,577	129,762	(2)	$3,826,681
Chief Operating	2,536	(10)	7,610	(10)			24.64	12/30/2015
Officer					177,679	(1)	28.00	10/27/2014
			156,250	(4)			28.80	11/28/2016

Katherine Kendrick	13,929				—		$22.43	10/27/2014	14,471	(11)	$426,750	—		$—
General Counsel	36,272	(12)	1,451	(12)			31.41	10/27/2014
and Secretary	36,606	(13)	36,608	(13)			28.00	10/27/2014
	13,059	(14)	15,959	(14)			32.31	10/27/2014
			78,125	(4)			28.80	11/28/2016

(1)

These options vest on October 27, 2009, subject to the satisfaction of certain performance criteria established by the Compensation Committee. The number of shares presented reflects the Company’s current expectation of achievement of “target” level of performance criteria.

(2)

These shares vest on October 27, 2009, subject to the satisfaction of certain performance established by the Compensation Committee. The number of shares presented reflects the Company’s current expectation of achievement of “threshold” level of performance criteria.

(3)	In accordance with the terms of Ms. Leslie’s employment agreement, all unvested equity awards vested on February 28, 2007 upon termination of Ms. Leslie’s employment.
(4)	These equity awards vest ratably at a rate of 25% per year on November 28, 2007, 2008, 2009 and 2010.
(5)	These stock options have vested or will vest with respect to 4,464, 4,464 and 4,465 shares on October 27, 2005, 2006 and 2007, respectively.
(6)

Consists of 5,953 shares of restricted stock which vest on October 27, 2007 and 28,211 shares of restricted stock which vest ratably at a rate of 25% per year on November 28, 2007, 2008, 2009, and 2010.

(7)

The grant made to Mr. Coleman consists of shares of restricted stock and stock appreciation rights which vest on December 31, 2009 subject to the satisfaction of certain performance criteria for the applicable period. The number of shares presented is based on current expectation of achievement of “target” performance level for the portion of the award subject to performance against the Company’s financial plan and achievement of “threshold” for the portion of the award subject to stock-price appreciation. See “Compensation Discussions and Analysis—Elements of 2006 Compensation—Pre-2006 Compensation Actions—Long-term Equity Incentive Compensation.”

(8)	These stock options have vested or will vest with respect to 5,223, 5,223, 5,223, 5,223, 5,223, 4,353 and 4,353 shares on January 1, 2004, 2005, 2006, 2007, 2008, 2009 and 2010, respectively.
(9)

Consists of (i) a restricted stock award that vests with respect to 3,805, 3,805 and 3,805 shares on December 29, 2007, 2008 and 2009, respectively, and (ii) a restricted stock award that vests with respect to 6,510, 6,510, 6,510 and 6,511 shares on November 28, 2007, 2008, 2009 and 2010, respectively.

(10)	These SARs have vested or will vest with respect to 2,536, 2,537, 2,536 and 2,537 shares on December 29, 2006, 2007, 2008 and 2009, respectively.
(11)

Consists of (i) a restricted stock award that has vested or will vest with respect to 1,741, 1,451, and 1,451 shares on January 1, 2005, 2006 and 2007, respectively, and (ii) a restricted stock award that vests with respect to 3,255, 3,255, 3,255 and 3,255 shares on November 28, 2007, 2008, 2009 and 2010, respectively.

(12)	These stock options have vested or will vest with respect to 1,741, 1,741, 1,741, 1,741,1,741, 1,451 and 1,451 shares on January 1, 2001, 2002, 2003, 2004, 2005, 2006 and 2007, respectively.
(13)	These stock options have vested or will vest with respect to 18,303, 18,303, 18,304 and 18,304 shares on October 27, 2005, 2006, 2007 and 2008, respectively.
(14)	These stock options have vested or will vest with respect to 4,353, 4,353, 4,353, 4,353, 4,353, 3,626 and 3,626 shares on January 1, 2004, 2005, 2006, 2007, 2008, 2009 and 2010, respectively.

Options Exercised and Stock Vested

The following table sets forth the options which were exercised and the shares of restricted stock which vested for the named executive officers during 2006:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jeffrey Katzenberg Chief Executive Officer	—	$—	—	$—

Kristina M. Leslie Former Chief Financial Officer	—	$—	—	$—

Roger A. Enrico Chairman of the Board	—	$—	—	$—

Lewis W. Coleman President and Chief Financial Officer	—	$—	5,952	$153,145	(1)

Ann Daly Chief Operating Officer	—	$—	3,804	$112,275	(2)

Katherine Kendrick General Counsel and Secretary	—	$—	1,451	$35,767	(3)

(1)	Vesting date of October 27, 2006 and value based on a price of $25.73 per share.
(2)	Vesting date of December 29, 2006 and value based on a price of $29.52 per share.
(3)	Vesting date of January 1, 2006 and value based on a price of $24.65 per share.

In addition to the stock option exercises and restricted stock which vested during 2006 as disclosed in the above table, the following restricted shares of Class A Stock vested after December 31, 2006 but before the date of this Proxy Statement:

•	Ms. Kendrick: 1,451 restricted shares of Class A Stock with time-based vesting vested on January 1, 2007; and

•	Ms. Leslie: 13,020 restricted shares of Class A Stock vested on February 28, 2007, her final date of employment with the Company.

Estimated Executive Benefits and Payments Upon Termination or Change in Control

The tables below reflect the amounts of compensation that would be due to each of our named executive officers pursuant to their respective employment agreements upon termination for good reason, involuntary termination, termination with cause, a change in control, termination following a change of control and, in the event of incapacity or disability or death of the executive, as if any such events occurred on December 31, 2006. For a discussion of the terms of each executive’s employment agreement, please see “—Executive Employment Agreements.” The amounts shown are estimates of the payments that each named executive officer would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event.

Event	Jeffrey Katzenberg	Roger A. Enrico		Lewis W. Coleman	Ann Daly	Kristina M. Leslie	Katherine Kendrick
Termination for Good Reason / Involuntary Termination without Cause:
Cash severance(1)	$3	—	(2)	$2,500,000	$2,825,462	$1,674,641	$1,695,277
Acceleration of equity awards(3)	18,872,248	5,429,713	(2)	4,897,733	9,167,403	516,624	535,202
Continuation of medical / welfare benefits and perquisites(4)	36,990	—		57,179	126,331	133,781	112,354

Total	$18,909,241	$5,429,713		$7,454,912	$12,119,196	$2,325,046	$2,342,833

Involuntary Termination for Cause:
Cash severance(1)	$—	$—		$—	$—	$—	$—
Acceleration of equity awards(3)	—	—		—	—	—	—
Continuation of medical / welfare benefits and perquisites(4)	—	—		—	—	—	—

Total	$—	$—		$—	$—	$—	$—

Incapacity / Disability:
Cash severance(1)	$1	$—		$1,250,000	$1,000,000	$589,682	$600,000
Acceleration of equity awards(3)	8,735,652	1,937,677		722,626	3,091,696	160,871	194,344
Continuation of medical / welfare benefits and perquisites(4)	36,990	—		16,589	32,712	35,349	27,765

Total	$8,772,643	$1,937,677		$1,989,215	$4,124,408	$785,902	$822,109

Death:
Cash severance(1)	$1	$—		$1,250,000	$1,000,000	$579,363	$600,000
Acceleration of equity awards(3)	8,735,652	2,437,650		722,626	3,091,696	160,871	194,344
Continuation of medical / welfare benefits and perquisites(4)	36,990	—		—	—	—	—

Total	$8,772,643	$2,437,650		$1,972,626	$4,091,696	$740,234	$794,344

Change in Control and No Termination:
Cash severance(1)	$—	$—		$—	$—	$—	$—
Acceleration of equity awards(3)	18,872,248	4,929,740		3,835,297	9,167,403	516,624	535,202
Continuation of medical / welfare benefits and perquisites(4)	—	—		—	—	—	—
Excise tax gross-up(5)	7,546,760	1,842,605		1,692,894	3,401,437	—	—

Total	$26,419,008	$6,772,345		$5,528,191	$12,568,840	$516,624	$535,202

Change in Control and Involuntary Termination or Termination for Good Reason:
Cash severance(1)	$3	$—		$2,500,000	$2,825,462	$1,674,641	$1,695,277
Acceleration of equity awards(3)	18,872,248	5,429,713		4,897,733	9,167,403	516,624	535,202
Continuation of medical / welfare benefits and perquisites(4)	36,990	—		57,179	126,331	133,781	112,354
Excise tax gross-up(5)	7,566,487	2,703,210		5,180,076	4,975,516	—	—

Total	$26,475,728	$8,132,923		$12,634,988	$17,094,712	$2,325,046	$2,342,833

(1)	Amounts shown do not include any payments for accrued and unpaid salary, bonuses or vacation.
(2)

If Mr. Enrico terminates his employment for good reason as a result of the Company’s failure to make a specified annual equity incentive award or cash payment, Mr. Enrico will receive a cash payment of $4,000,000 in lieu of any other benefit or payment. See “—Executive Employment Agreements—Employment Agreement with Roger Enrico.”

(3)

Calculated using the fair market value of unvested restricted stock and the in-the-money value of unvested options and SARs as of December 31, 2006. Where applicable for awards with performance-based vesting conditions, the amounts shown have been estimated based upon the Company’s results through December 31, 2006 and currently anticipated results through the remainder of the applicable performance period.

(4)

Calculated based upon the Company’s actual cost of providing such benefits during 2006. The amounts shown have not been discounted for the time value of money nor have they been adjusted to reflect individual coverage costs.

(5)

These estimates are based on a number of assumptions. Facts and circumstances at the time of any change in control transaction and termination thereafter as well as changes in the applicable named executive officer’s compensation history preceding such a transaction could materially affect whether and to what extent the excise tax will be imposed and therefore the amount of any potential tax gross-up payments. For purposes of performing these calculations, we have assumed that each person is subject to the maximum federal and state income tax rates.

Since each named executive officers’s employment agreement generally provides for the continuation of salary and benefits until the end of the original employment period, payments for cash severance and continued benefits and perquisites will generally be made ratably over the remaining period of an executive’s employment agreement (subject to any delays required pursuant to Section 409A of the Internal Revenue Code). Depending upon the termination event, equity awards will be accelerated either upon termination or upon the completion of the performance period provided for in the original equity grant. Any excise tax gross-up payments will be made when such excise tax payments become due.

Each named executive officer’s employment agreement provides for some form of additional vesting of previously granted equity-based compensation awards following expiration of the original term of the employment agreement. For each of Mr. Katzenberg, Mr. Enrico and Mr. Coleman, the named executive officer will not be required to perform any additional services for the awards granted to him to become fully vested, exercisable and nonforfeitable, provided that any such awards will continue to be subject to the achievement of any applicable performance goals. All options and other similar awards will remain exercisable for the remaining original term of the grant. For each of Ms. Daly, Ms. Kendrick and Ms. Leslie, for any award subject to “cliff vesting” (i.e., 100% vesting on a single specified date) the award will become vested at the end of the vesting period based on the percentage of the vesting period that was completed as of the expiration of the employment agreement (subject, if applicable, to the achievement of any performance-based vesting criteria). All options and other similar awards will remain exercisable for the remaining original term of the grant. For each of our named executive officers, if his or her employment agreement had expired as of December 31, 2006, the provisions described in this paragraph would have resulted in the following benefits (based, among other things, on the closing stock price as of December 31, 2006 and the Company’s operating performance through such date):

J. Katzenberg	R. Enrico	L. Coleman	A. Daly	K. Kendrick	K. Leslie
$9,751,418	$2,823,313	$1,671,816	$1,636,569	$ 0	$ 0

Executive Employment Agreements

We have entered into an employment agreement with each of our named executive officers. The principal terms of these employment agreements are described below.

Employment Agreement with Jeffrey Katzenberg

In connection with the separation of the Company from DreamWorks Studios (the “Separation”) at the time of the IPO, we entered into an employment agreement with Jeffrey Katzenberg, our Chief Executive Officer. The agreement provides for a five-year term, and Mr. Katzenberg’s professional services are exclusive to the Company. Mr. Katzenberg’s annual salary is $1.

Mr. Katzenberg’s compensation is described in the Summary Compensation Table. In addition to such compensation and customary benefits, Mr. Katzenberg is entitled to other benefits, including reimbursement for expenses related to private airplane usage incurred in the performance of his duties and security personnel services. No reimbursements for such security personnel were requested or made during 2006. Mr. Katzenberg is responsible for all other business-related travel, hotel, entertainment and other business expenses that he is required to incur in connection with his duties.

On December 5, 2005, Mr. Katzenberg, at his initiative and request, waived certain equity awards he would otherwise have been entitled to receive under his employment agreement subject to the approval of the Compensation Committee, to accommodate Mr. Coleman’s salary and equity-based compensation. Under the terms of Mr. Katzenberg’s waiver, he acknowledged the waiver of his right to receive for the year ended December 31, 2006, subject to the approval of the Compensation Committee, an annual equity award with an aggregate grant-date value targeted at $5.0 million. In addition, on March 20, 2006, Mr. Katzenberg, delivered, at his initiative and request, a waiver of future equity awards he would otherwise have been entitled to receive under his employment agreement, subject to the approval of the Compensation Committee. Under the terms of Mr. Katzenberg’s waiver, he waived the right he otherwise would have had (subject to the approval of the Compensation Committee) to receive (i) for each of the years ending December 31, 2007 and 2008, an annual equity award with a grant-date value targeted at $5.0 million, and (ii) for each of the years ending December 31, 2006, 2007 and 2008, an annual equity award, in lieu of an annual cash bonus, with an annual grant-date value ranging from $1.0 million to $3.0 million depending on Company performance.

The employment agreement further provides that DreamWorks Animation may terminate Mr. Katzenberg’s employment with or without cause (as defined in the agreement), and Mr. Katzenberg may terminate his employment for good reason (as defined in the agreement). For purposes of Mr. Katzenberg’s and Mr. Enrico’s employment agreements, “cause” is generally defined as:

•	conviction of a felony, crimes involving moral turpitude, embezzlement or misappropriation of corporate assets; or

•	material breach of the exclusivity, confidentiality and service provisions of the agreement.

For purposes of Mr. Katzenberg’s employment agreement, “good reason” is generally defined as:

•	material breach of the agreement by the Company;

•	material reduction of his title or duties; or

•	failure to obtain a directors’ and officers’ liability insurance policy.

If we terminate Mr. Katzenberg’s employment other than for cause, incapacity or death, or if Mr. Katzenberg terminates his employment for good reason, we will provide Mr. Katzenberg his base salary and benefits until the original term of his employment agreement expires and all equity-based compensation held by Mr. Katzenberg will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. For purposes of our executives’ employment agreements, “incapacity” is generally defined as the executive becoming medically disabled and substantially unable to perform his or her duties under the agreement.

If Mr. Katzenberg’s employment is terminated by DreamWorks Animation for cause, we will have no further obligations to Mr. Katzenberg under the agreement, other than with respect to obligations accrued or vested prior to the date of termination.

If Mr. Katzenberg’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Katzenberg (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment but will not be entitled to receive any grants of equity-based compensation after termination. After termination of employment, subject to the attainment of applicable performance goals, the exercisability or settlement of Mr. Katzenberg’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Katzenberg had continued to remain employed throughout the performance period. In the event that performance goals are attained, Mr. Katzenberg (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for an additional 50% of the time remaining on the employment agreement term. The exercisable portion of any award will remain exercisable for the remaining term of the grant. In the case of a termination for incapacity, Mr. Katzenberg will also be entitled to receive 50% of his base salary, and all medical, dental, life and other benefits, for the remainder of the term of the employment agreement.

After the end of the five-year term of the employment agreement, grants that have not yet vested may continue to vest if performance goals are achieved at the end of the performance period. See “—Estimated Executive Benefits and Payments Upon Termination or Change in Control.”

If we undergo a change in control, all equity-based compensation held by Mr. Katzenberg will accelerate vesting and remain exercisable for the remainder of the term of the grant. In addition, we will indemnify Mr. Katzenberg, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement). In our executives’ employment agreements, “change in control” is generally defined as:

•

during any period of 14 calendar months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director elected upon the recommendation of a majority of the Incumbent Directors will be considered an Incumbent Director);

•	the completion of a merger, sale of substantially all of the assets of or similar transaction involving the Company (subject to specified exceptions);

•	our stockholders approve a plan of complete liquidation or dissolution; or

•

any person or entity becomes the beneficial owner of 20% or more of the combined voting power of the Company but only if such combined voting power is greater than the voting securities then owned by Jeffrey Katzenberg and David Geffen.

We have agreed to indemnify Mr. Katzenberg to the fullest extent permitted by law, against any claims or losses arising in connection with Mr. Katzenberg’s service to the Company or any affiliate.

Mr. Katzenberg agreed to non-solicitation (continuing for one year following Mr. Katzenberg’s employment) and confidentiality provisions in the agreement.

Employment Agreement with Roger Enrico

Prior to the IPO, we entered an employment agreement with Roger Enrico, our Chairman of the Board of Directors. Mr. Enrico’s annual salary is $1. The agreement was amended and restated in December 2006 to bring the terms of Mr. Enrico’s agreement into alignment generally with the agreements of the Company’s other senior officers with respect to the treatment of outstanding equity incentive awards following an involuntary termination (with or without cause), termination for good reason or change in control. Prior to such amendment, Mr. Enrico’s employment agreement (the “Prior Agreement”) did not contain an express provision for accelerated vesting of equity awards upon a change in control. The amended agreement incorporates a provision consistent with each other named executive officer’s employment agreement. The Prior Agreement also provided for payments to Mr. Enrico upon certain instances of termination for cause. The amended agreement provides that no payments will be made to Mr. Enrico following a termination for cause. Finally, the Prior Agreement provided that, in the event of termination without cause or for good reason, the vesting of Mr. Enrico’s performance-based equity awards would be determined at the completion of the performance period and based upon the Company’s actual performance. Under the amended agreement, all of Mr. Enrico’s performance-based equity awards will vest at the time of termination based upon the achievement of “target” goals. The following summary describes certain terms and conditions of Mr. Enrico’s amended employment agreement.

The agreement provides for a five-year term that expires in October 2009. Mr. Enrico is required to devote up to approximately two working days per week to the Company’s business on a non-exclusive basis, although he is not permitted to directly compete with its business.

Mr. Enrico performs certain additional functions not typically associated with the role of chairman of the board. Mr. Enrico, as an employee, is involved in corporate strategic planning, marketing strategy, management of promotional partnerships, succession planning and employee development and oversees matters related to corporate governance. Mr. Enrico was compensated for these additional services with an equity grant of stock options with respect to 89,286 shares of Class A Stock with an exercise price of $28.00 per share and 142,857 shares of restricted stock at the time of the IPO. Mr. Enrico’s grant of options and restricted stock will vest in the first quarter of 2009 contingent on DreamWorks Animation’s achievement of certain target performance goals as established by the Compensation Committee. In January 2005, the Compensation Committee awarded Mr. Enrico 142,857 performance compensation awards (when vested, to be settled for an equal number of shares of Class A Stock), which will vest in the first quarter of 2009 only if DreamWorks Animation exceeds the target performance goals set by the Compensation Committee with respect to Mr. Enrico’s restricted stock grant. See “Compensation Discussion and Analysis.”

In addition, beginning on November 2, 2005, subject to annual approval by the Compensation Committee, Mr. Enrico was entitled to receive up to four annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual grant-date value of $2.0 million. These awards will vest over a period of up to four years and, if determined by the Compensation Committee, the vesting of restricted stock will be contingent on DreamWorks Animation’s achievement of certain target performance goals. The Compensation Committee may elect to substitute a cash payment of $2.0 million for any annual equity incentive award described in the preceding sentence. In December 2005, Mr. Enrico waived his equity awards he would otherwise have been entitled to receive in 2005 under his employment agreement, subject to the approval of the Compensation Committee. In November 2006, the Compensation Committee approved a grant of 17,361 shares of restricted stock and stock appreciation rights with respect to 104,166 shares. The restricted stock and SARs will vest in four equal annual installments on the first, second, third and fourth anniversaries of date of the grant. The SARs have an exercise price of $28.80 per share, which was the closing price of the Class A Stock on the date of grant.

In addition, if the Compensation Committee determines that target performance goals have been exceeded during any performance period, the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Mr. Enrico.

The employment agreement further provides that we may terminate Mr. Enrico’s employment during the employment period with or without cause and Mr. Enrico may terminate his employment agreement for good reason. For purposes of Mr. Enrico’s agreement, “good reason” is generally defined as:

•	material breach of the agreement by the Company;

•	material reduction of his duties or responsibilities;

•	a successor entity fails to assume the Company’s obligations under the agreement;

•	failure to reelect Mr. Enrico as a director; or

•	failure to make the annual equity incentive award mentioned above (or the substituted cash payment).

If we terminate Mr. Enrico’s employment other than for cause, incapacity or death, or if Mr. Enrico terminates his employment for good reason, Mr. Enrico will be entitled to retain all grants of equity-based compensation made to him on or prior to the date of termination and any grants for which he has become eligible but which were not yet made. In addition, Mr. Enrico will also be entitled to receive and retain the equity grant (or, if the Compensation Committee determines, a substitute $2,000,000 cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his termination of employment. After termination of employment, all of Mr. Enrico’s equity incentive awards will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and will, subject to the other terms and conditions of such grants, remain exercisable for the remainder of the term of the grants. Notwithstanding the foregoing, if Mr. Enrico terminates his employment for good reason as a result of our failure to make an annual equity incentive award (or a cash payment in lieu thereof) that he is entitled to receive under his employment agreement, in lieu of the payments and equity-based compensation described in the preceding sentences of this paragraph, Mr. Enrico will be entitled to receive a one-time-only payment in the amount of $4,000,000.

If Mr. Enrico’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Enrico (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment and any grants for which he has become eligible but which were not yet made. In the event of termination as a result of incapacity, Mr. Enrico will not be entitled to receive any additional grants of equity-based compensation after termination. In the event of termination as a result of death, Mr. Enrico’s estate or beneficiary will be entitled to receive and retain the equity incentive grant (or, if the Compensation Committee determines, a substitute $2.0 million cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his death. After termination of employment, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined promptly (or, in the instance of grants having performance-based vesting criteria, after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed throughout the performance period). Mr. Enrico (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals), and he will receive credit as if he worked for one year after the date of termination. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

After the end of the five-year term of the employment agreement, grants that have not yet vested will continue to vest (in the case of grants with performance-based vesting criteria, only if such performance goals are achieved) at the end of the performance period. See “—Estimated Executive Benefits and Payments Upon Termination or Change in Control.”

If Mr. Enrico’s employment is terminated by the Company for cause, Mr. Enrico will not be entitled to any equity-based compensation that has not already vested.

We have agreed to indemnify Mr. Enrico to the fullest extent permitted by law against any claims or losses arising in connection with Mr. Enrico’s service to the Company or any affiliate, including in connection with any consulting services Mr. Enrico rendered to DreamWorks Studios in connection with the IPO.

All of Mr. Enrico’s outstanding unvested equity awards will become vested and exercisable (in the case of performance-vested awards, on the basis of achievement of target goals) upon a change in control, and will remain exercisable for the remainder of the grant term. In addition, we will indemnify Mr. Enrico, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control.

Mr. Enrico agreed to non-competition, non-solicitation (continuing for one year following Mr. Enrico’s employment) and confidentiality provisions in the agreement.

Employment Agreements with Other Named Executive Officers

We have entered into an employment agreement with each of our other named executive officers. In general, these agreements provide for five-year terms, except for Mr. Coleman’s employment agreement which has a three-year term. In addition to the compensation described in the Summary Compensation Table, executive officers are entitled to business expense reimbursement and to participate in the Company’s benefit plans.

These employment agreements provide that we may terminate the executive officer’s employment with or without cause and the executive officer may terminate his or her employment for good reason. For purposes of these executives’ employment agreements, “good reason” is generally defined as:

•	material breach of the agreement by the Company;

•	diminution in title or reporting obligation; or

•	the Company requiring that the executive’s principal place of business be anywhere other than the Los Angeles area.

If we terminate employment other than for cause, incapacity or death, or the executive officer terminates employment for good reason, we will generally continue his or her base salary and benefits until expiration of the original term of the employment agreement and, to the extent any cash bonuses have been paid, the executive officer will be entitled to an annual cash amount equal to the average annual cash bonuses that have been previously paid until the expiration of the employment agreement term. In addition, all equity-based compensation held by the executive officer will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. In addition, Mr. Coleman’s employment agreement provides that he will be entitled to receive the following additional items: (i) an equity grant with a grant-date value of $500,000 in lieu of additional salary, (ii) an equity grant in lieu of an annual cash bonus (if no cash bonuses have been paid) at the target amount of $1,000,000, and (iii) an equity grant with a grant-date value of $2,750,000 in lieu of a long-term equity incentive award (provided that he is not entitled to receive more than three of such long-term equity incentive awards during the term of his employment agreement). As discussed elsewhere in this Proxy Statement, Kristina M. Leslie, who previously served as our Chief Financial Officer, terminated employment with the Company as of February 28, 2007. Ms. Leslie has received or will receive the benefits generally described in this paragraph.

If the executive officer’s employment is terminated for cause, the executive officer will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination (including any equity-based compensation that has vested).

If the executive officer’s employment is terminated during the term of the employment agreement as a result of incapacity, the executive officer will be entitled to receive (i) 50% of the executive officer’s base salary for the shorter of the remainder of the employment agreement term or two years, (ii) any additional compensation (including equity-based compensation) that is vested on the date of termination, (iii) any other accrued benefits and (iv) continued medical, dental, life insurance and other benefits for 12 months following termination of employment. In addition, the executive officer will be entitled to retain all grants of equity-based compensation (whether or not vested) made to the executive officer prior to the date of the termination of employment. After termination of employment, the exercisability or settlement of equity awards subject to the grants will be determined promptly (or, in the instance of grants having performance-based vesting criteria, after the end of the performance period specified in each grant as if the executive had continued to remain employed throughout the performance period). The executive officer will be entitled to receive or exercise a percentage of each award determined based on the length of time he or she was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals), and the executive officer will receive credit for the shorter of (A) an additional year of service or (B) 50% of the remaining term of the agreement. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

If the executive officer’s employment terminates during the term of the employment agreement as a result of death, the executive officer’s estate or beneficiary will generally be entitled to receive 12 months of additional base salary and equity-based compensation determined as in the case of incapacity above.

Under certain circumstances, after the end of the term of the employment agreements, a portion of the grants that have not yet vested may continue to vest (in the case of grants with performance-based vesting criteria, only if such performance goals are achieved). See “—Estimated Executive Benefits and Payments Upon Termination or Change in Control.”

If we undergo a change in control, all equity-based compensation held by the executive officer will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. In addition, we will indemnify each executive officer, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement).

We have agreed to indemnify each executive officer to the fullest extent permitted by law, against any claims or losses arising in connection with such executive officer’s service to the Company or any affiliate.

In addition, each executive officer agreed to non-solicitation (continuing for one year following his or her employment) and confidentiality provisions in the agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

In February 2007, our Board of Directors adopted a written related party transaction policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $100,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of executive officers or directors, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action. In reviewing any related party transaction, the Audit Committee will take into account any factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board of Directors or Audit Committee may refer the evaluation of any related party transaction to the Company’s independent directors (or a special committee comprised of independent directors). No director will participate in any discussion or approval of any transaction in which the director is an interested party. The related-party transactions discussed below were entered into before adoption of such written policy.

Agreements Between DreamWorks Studios and DreamWorks Animation

Prior to the Separation, DreamWorks Animation operated as a business division of DreamWorks Studios. In connection with the Separation, DreamWorks Animation entered into the Separation Agreement and a number of other agreements with DreamWorks Studios for the purpose of accomplishing the Separation and of establishing the terms of its other relationships with DreamWorks Studios. These agreements govern DreamWorks Animation’s relationship with DreamWorks Studios subsequent to the Separation.

In January 2006, in connection with the acquisition of DreamWorks Studios by Viacom, certain agreements and relationships between DreamWorks Animation and DreamWorks Studios were amended, modified or terminated. In general, these amendments, modifications or terminations were effective for periods beginning after January 31, 2006. Where applicable, such changes are noted in the following related-party transaction descriptions.

Separation Agreement

The Separation Agreement sets forth the agreements among DreamWorks Animation, DreamWorks Studios and DreamWorks Animation L.L.C. regarding the principal transactions required to effect the Separation and other agreements governing DreamWorks Animation’s relationship with DreamWorks Studios.

The Separation.    To effect the Separation, DW Funding, a wholly owned subsidiary of DreamWorks Studios that was formed for the express purpose of purchasing assets used in connection with its securitization facility, transferred to DreamWorks Studios its animation film library and related film assets, free from any encumbrances in connection with the DW Funding film securitization facility. Following such transfer, DreamWorks Studios transferred to DreamWorks Animation L.L.C.:

•

its animated theatrical films and direct-to-video films (including the films transferred to it by DW Funding, but not including any animated films released or intended for release under the Go Fish Pictures logo);

•	all intellectual property relating to the animated films;

•	all contracts, leases, other documents and other assets primarily relating to the animated films;

•	its 99% interest in DreamWorks Post-Production LLC, an indirect, wholly owned subsidiary of DreamWorks Studios, formed to establish and maintain certain union affiliations; and

•	all accounting and other books, records and files primarily relating to the business and operations of the animation group of DreamWorks Studios.

In return for such transfer, DreamWorks Animation L.L.C. assumed all liabilities primarily related to the animation business, whether arising before, on or after October 27, 2004. In addition, DreamWorks Animation assumed (i) approximately $325 million of indebtedness that DreamWorks Studios borrowed under its revolving credit facility, (ii) $75 million in advances that Vivendi Universal Entertainment LLP (“Universal Studios”) made to DreamWorks Studios to fund animated motion pictures and (iii) $80 million of subordinated debt owed to HBO. DreamWorks Animation repaid all of the revolver debt and $30 million of the subordinated debt owed to HBO with proceeds from the IPO, and DreamWorks Studios was released from its obligation to repay this indebtedness. In addition, DreamWorks Animation borrowed approximately $101.4 million under its $200 million revolving credit facility upon the consummation of the IPO to repay an equivalent amount of other debt of DreamWorks Studios, which DreamWorks Animation subsequently repaid.

Under the Separation Agreement, neither DreamWorks Animation nor DreamWorks Studios made any representation or warranty as to:

•	the assets, businesses or liabilities transferred or assumed as part of the Separation;

•	any consents or approvals required in connection with the transfers;

•	the value or freedom from any security interests of any assets transferred;

•	the absence of any defenses or freedom from counterclaim with respect to any claim of either DreamWorks Animation or DreamWorks Studios; or

•	the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis, and the respective transferees agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

Releases and Indemnification.    The Separation Agreement provides for a full and complete release and discharge of all liabilities between DreamWorks Studios and DreamWorks Animation, and its respective subsidiaries, except as expressly set forth in the Separation Agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such entities on or before the consummation of the IPO.

DreamWorks Animation also agreed to indemnify, hold harmless and defend DreamWorks Studios, its members, each of their respective affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•

DreamWorks Animation’s failure or the failure of any of its affiliates (other than DreamWorks Studios or any of its members) or any other person or entity to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their respective terms;

•	any material breach by DreamWorks Animation or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions); and

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or the prospectus relating to the IPO or necessary to make the statements in the registration statement or the prospectus relating to the IPO not misleading, with respect to all information contained in or incorporated by reference in such registration statement or prospectus or any other document DreamWorks Animation filed with the SEC or otherwise used in connection with the IPO, except for any information exclusively related to DreamWorks Studios supplied in writing by DreamWorks Studios.

DreamWorks Studios agreed to indemnify, hold harmless and defend DreamWorks Animation, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure of DreamWorks Studios or any affiliate of DreamWorks Studios or any other person or entity to pay, perform or otherwise promptly discharge any excluded liabilities; and

•	any material breach by DreamWorks Studios or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions).

The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Non-competition.    The Separation Agreement provides that until the video release of the last animated motion picture subject to the Distribution Agreement described below under “—Distribution Agreement,” DreamWorks Studios and its controlled affiliates will not develop, produce or exploit any animated motion pictures (as defined in the Separation Agreement), except (i) pursuant to the Distribution Agreement, DreamWorks Studios may exploit certain retained motion pictures and (ii) DreamWorks Studios may develop, produce and exploit under the “Go Fish” label certain animated motion pictures that have an acquisition or development cost of $10.0 million or less. In addition, until the video release of the last animated motion picture subject to the Distribution Agreement, neither DreamWorks Animation nor its affiliates will develop, produce and/or exploit live-action motion pictures (as defined in the Separation Agreement) and either DreamWorks Animation and its affiliates or DreamWorks Studios and its affiliates may develop, produce or exploit hybrid motion pictures (as defined in the Separation Agreement). Steven Spielberg, Jeffrey Katzenberg and David Geffen, in their individual capacities and not as managing members of DreamWorks Studios, are not bound by the non-competition provisions of the Separation Agreement.

Theme Park Activities.    The Separation Agreement and Distribution Agreement originally provided that, to the extent DreamWorks Animation wished to exploit theme park rights, it would only do so through Universal Studios until the later of the date (i) Steven Spielberg no longer has any contractual relationships with DreamWorks Animation and (ii) the time that he, his wife, his or her issue (or trusts for the primary benefit of any of them), his or her siblings (or trusts for the primary benefit of any of them) or a private charitable foundation organized by him and/or his wife no longer directly or indirectly own or control any shares of Class A Stock issued to Steven Spielberg by DreamWorks Animation or no longer have a membership interest in DreamWorks Studios. Under the Universal Agreements (described below), Universal paid DreamWorks Studios a $2 million annual exclusivity fee for theme park rights in respect of films DreamWorks Studios theatrically released in the domestic market (including our films) of which DreamWorks Animation received $1.8 million per year. As a result of the termination of the DreamWorks Studios Distribution Agreement and the Universal Agreements effective January 31, 2006, neither DreamWorks Animation nor DreamWorks Studios will have any further right to this annual exclusivity fee. In connection with the termination, DreamWorks Animation paid $0.6 million to Universal Studios, which such amount represented the amount of the unearned portion of the exclusivity fee previously advanced to DreamWorks Animation. However, because the restrictions on DreamWorks Animation’s theme-park activities contained in the Separation Agreement will continue to apply to certain films to the extent that DreamWorks Animations seeks to exploit theme-park rights for films released before January 31, 2006, we must continue to do so through Universal Studios until such restrictions are no longer applicable. In December 2006, DreamWorks Animation was granted permission to engage in theme-park activities other than through Universal Studios for films released after January 2006.

Trademark License Agreement/Trademark Assignment Agreement

In connection with the Separation, certain trademarks related to the “DreamWorks” name were transferred to DreamWorks Animation and DreamWorks Animation entered into a trademark license agreement pursuant to which it granted to DreamWorks Studios a fully paid, irrevocable license to use certain trademarks owned by DreamWorks Animation. In addition, DreamWorks Studios assigned to DreamWorks Animation certain of its other trademarks pursuant to a trademark assignment agreement.

Glendale Animation Campus

In May 1996, DreamWorks Animation entered into an agreement with a financial institution for the construction of an animation campus in Glendale, California, and the subsequent lease of the facility upon its completion in early 1998. The lease on the Glendale animation campus, which was acquired and financed by the financial institution for $76.5 million, qualified as an operating lease for DreamWorks Animation. In March 2002, DreamWorks Animation renegotiated the lease through the creation of a special-purpose entity that acquired the property from the financial institution for $73.0 million and the special-purpose entity leased the facility back to DreamWorks Animation for a five-year term. The lease was subsequently extended through October 2009.

Distribution Agreement

DreamWorks Animation terminated its distribution agreement with DreamWorks Studios (the “DreamWorks Studios Distribution Agreement”) upon the closing of Viacom’s acquisition of DreamWorks Studios on January 31, 2006. At the same time, DreamWorks Animation entered into exclusive distribution and fulfillment services agreements with Paramount that give DreamWorks Animation direct access to an established distribution and marketing network to exploit our films and characters in theatrical, home entertainment, television and ancillary markets throughout the world.

In connection with the termination of the DreamWorks Studios Distribution Agreement, DreamWorks Studios terminated the Universal Agreements (defined below). In connection therewith, DreamWorks Animation paid $75.6 million to Universal Studios as a repayment of an advance, plus interest, due to Universal Studios.

Distribution Agreement with DreamWorks Studios

The following is a summary of the DreamWorks Studios Distribution Agreement, which is filed as an exhibit to DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2006. This summary is qualified in all respects by such reference. Investors are encouraged to read the DreamWorks Studios Distribution Agreement.

Term of Agreement and Exclusivity.    The DreamWorks Studios Distribution Agreement granted DreamWorks Studios the exclusive worldwide right to distribute all of DreamWorks Animation’s animated films, including our previously released films, and direct-to-video films completed and available for release during the term thereof. The DreamWorks Studios Distribution Agreement was originally scheduled to expire upon the later of (i) our delivery to DreamWorks Studios of 12 animated feature films, beginning with Shark Tale, and (ii) December 31, 2010, but was terminated effective January 31, 2006 in connection with Viacom’s acquisition of DreamWorks Studios. In general, the term of the DreamWorks Studios Distribution Agreement could be extended for the duration of the term, if longer, of any of DreamWorks Studios’ sub-distribution, servicing and licensing agreements that we pre-approved (such as DreamWorks Studios’ existing arrangements with Universal Studios, CJ Entertainment and Kadokawa Entertainment as described below). As discussed below, the DreamWorks Studios Distribution Agreement was expressly subject to certain existing subdistribution and license agreements previously entered into by DreamWorks Studios, including those with Universal Studios, CJ Entertainment (in Korea and the People’s Republic of China) and Kadokawa Entertainment (in Japan).

Distribution of DreamWorks Animation’s animated films under the DreamWorks Studios Distribution Agreement generally included (i) domestic and international theatrical exhibition, (ii) domestic and international home entertainment distribution, (iii) domestic and international television licensing, including pay-per-view, pay television, network, basic cable and syndication, (iv) non-theatrical exhibition, such as on airlines, in schools and in armed forces institutions and (v) Internet, radio (for promotional purposes only) and new media rights, to the extent that we or any of our affiliates owned or controlled the rights to the foregoing. DreamWorks Animation retained all other rights to exploit its films, including the right to make prequels and sequels, commercial tie-in and promotional rights with respect to each film, as well as merchandising, interactive, live stage, literary publishing, music publishing and soundtrack rights.

Distribution Services.    Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios was directly responsible for the initial U.S. theatrical release of all of DreamWorks Animation’s qualified animated films, but was allowed to engage one or more sub-distributors and service providers for all other markets, subject to DreamWorks Animation’s prior written approval.

DreamWorks Studios entered into an international theatrical distribution agreement (the “Universal Distribution Agreement”) with Universal Studios (described below) that provided that Universal Studio’s affiliate would distribute and market DreamWorks Studios’ films (including ours) in international theatrical markets, excluding Japan, Korea and the People’s Republic of China. DreamWorks Studios contracted with Kadokawa Entertainment to provide such services in Japan, and contracted with CJ Entertainment to provide such services in Korea and the People’s Republic of China. For worldwide home video fulfillment services (excluding Japan and Korea), DreamWorks Studios entered into a worldwide home video fulfillment services agreement (the “Universal Home Video Agreement” and, together with the Universal Distribution Agreement, the “Universal Agreements”) with Universal Studios to provide marketing, distribution and other fulfillment services. Such services were provided in Japan by Kadokawa Entertainment and in Korea by CJ Entertainment. DreamWorks Studios also entered into agreements (generally referred to as output agreements) with many of the major pay and broadcast television providers throughout the world for both its own and our films.

The DreamWorks Studios Distribution Agreement provided that DreamWorks Studios would advertise, publicize, promote, distribute and exploit DreamWorks Animation’s animated feature films and direct-to-video films in a manner consistent with DreamWorks Studios’ past practices used to service DreamWorks Animation’s previously released films and its prevailing and commercially reasonable practices with respect to its films under similar circumstances to the extent and as long as applicable and if a higher standard, in accordance with Universal Studios’ then prevailing and commercially reasonable practices with respect to its films under similar circumstances. DreamWorks Studios’ obligations to provide these services in the international theatrical and home entertainment markets serviced by Universal Studios were also subject to similar standards set forth in the Universal Agreements.

Distribution Approvals and Controls.    Under the DreamWorks Studios Distribution Agreement, subject to the applicable terms and conditions of the Universal Agreements (with respect to the services Universal Studios provided), DreamWorks Studios was required to consult and submit to DreamWorks Animation a detailed plan and budget regarding the theatrical and home entertainment marketing, release and distribution of each of our films. We had certain approval rights over these plans and were entitled, subject to certain limitations, to determine the initial domestic theatrical release dates for two films per year and, subject to the applicable terms and conditions of the Universal Agreements (with respect to the services Universal Studios provided), to approve the release date in the top 15 major international territories. Generally, DreamWorks Studios was not permitted to theatrically release any film with an MPAA rating of PG or less within the period beginning one week prior to, and ending one week following, the initial domestic and top 15 major international territories theatrical release dates of one of DreamWorks Animation’s films. Similar restrictions applied with respect to the home entertainment distribution of DreamWorks Studios’ and DreamWorks Animation’s films.

Expenses and Fees.    The DreamWorks Studios Distribution Agreement provided that DreamWorks Animation was solely responsible for all of the costs of developing and producing its animated feature films and direct-to-video films, including contingent compensation and residual costs. Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios was responsible for all of the out-of-pocket costs, charges and expenses incurred in the distribution, advertising, marketing, publicizing and promotion of each film (collectively, “Distribution Expenses”), including:

•	marketing materials such as theatrical and home entertainment trailers and television spots;

•	advertising space in any print or electronic media;

•

film festivals, premieres, advance screenings and other special events promoting the films, and all associated expenses such as travel and accommodation expenses for talent and DreamWorks Studios’ employees and, subject to our approval, such expenses of any territory managers and marketing managers of subdistributors pursuant to approved subdistribution agreements;

•

home video cassettes, DVDs, CD-ROMs and other such home video devices and prints, including for creation, manufacture, editing, dubbing, subtitling, rescoring, delivery and use of the foregoing or any other existing or future means of exploitation and including freight, shipping, transportation and storage costs;

•	checking and collecting gross receipts;

•	trade dues and assessments by trade organizations;

•	taxes and government fees;

•	remittance and conversion of gross receipts;

•	license fees, duties, other fees or any other amounts paid to permit use of our feature films;

•	a proportionate share of errors and omissions insurance;

•	transaction fees imposed on credit card charges purchasing admission to view our animated films;

•

the distribution of our animated films incurred at our direction, including an incremental costs to provide, at our request, distribution services or information not available in DreamWorks Studios’ normal course of business;

•	home entertainment distribution expenses;

•	the prosecution, defense or settlement of any action directly relating to DreamWorks Studios’ exhibition or use of our animated films (or any element thereof), including interest and penalties; and

•	anti-piracy and security measures specific or incremental to our animated feature films.

DreamWorks Animation and DreamWorks Studios mutually agreed on the amount of Distribution Expenses to be incurred with respect to the initial theatrical and home entertainment release of each film in the domestic territory and in the 15 major international territories, including all print and advertising costs and media buys. The DreamWorks Studios Distribution Agreement provided that, unless DreamWorks Animation and DreamWorks Studios otherwise agreed, the aggregate amount of Distribution Expenses to be incurred would be equal to or greater than 80% of the average amount of Distribution Expenses incurred by DreamWorks Studios to release DreamWork Animation’s four then-most recent films, subject to certain adjustments. However, if DreamWorks Animation determined in good faith that a film’s gross receipts would be materially enhanced by the expenditure of additional Distribution Expenses, it could cause DreamWorks Studios to increase such expenditures, provided that DreamWorks Animation was solely responsible for advancing to or reimbursing DreamWorks Studios for those additional expenditures within five business days of receiving an invoice from DreamWorks Studios.

Under the Universal Studios Agreement, Universal Studios was entitled to retain a portion of the revenue it received from theaters and subdistributors for DreamWorks Studios’ films (including ours) it theatrically released in the international market as a distribution fee. In addition, Universal Studios was entitled to recoup distribution expenses it incurred in distributing DreamWorks Studios’ films (including ours) out of such revenue. Amounts payable to DreamWorks Studios and distribution expenses incurred by Universal Studios with respect to DreamWorks Studios’ films (including ours) were aggregated on a monthly basis, and to the extent Universal Studios incurred distribution expenses that exceeded its revenue from DreamWorks Studios’ films (including ours) it distributed, DreamWorks Studios was required to pay the difference to Universal Studios within five business days.

Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios was entitled to (i) retain a fee of 8.0% of revenue (without deduction for distribution and marketing costs and third-party distribution and fulfillment services fees and sales agent fees) and (ii) recoup all of its distribution and marketing costs with respect to DreamWorks Animation films on a title-by-title basis prior to our recognizing any revenue. If a feature film or a direct-to-video film did not generate revenue, net of the 8.0% distribution fee, sufficient for DreamWorks Studios to recoup its Distribution Expenses, DreamWorks Studios was not entitled to recoup those costs from proceeds of DreamWorks Animation’s other feature films or direct-to-video films.

Domestic and International Theatrical Distribution by DreamWorks Studios

Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios directly distributed and marketed DreamWorks Animation’s films in the domestic theatrical market. Outside of this market, DreamWorks Studios distributed and marketed DreamWorks Animation’s films through the Universal Distribution Agreement and its distribution and fulfillment services agreements with CJ Entertainment and its distribution and licensing agreements with Kadokawa Entertainment. Outside of the domestic market, Japan, Korea and the People’s Republic of China, Universal Studios theatrically distributed and marketed our films through United International Pictures B.V. (“UIP”), a joint venture with Paramount. In Korea and the People’s Republic of China, CJ Entertainment provided theatrical distribution services, and in Japan, Kadokawa Entertainment provided such services. See “—DreamWorks Studios’ Agreements with Universal Studios.”

Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios was directly responsible for all billing and collection of gross rentals from theater operators for the domestic markets. Each week, DreamWorks Studios received a billing statement from each theater indicating the level of box office receipts. The billing was then followed by a written confirmation of receipts, at which time DreamWorks Studios prepared a bill to the theater owner.

Home Video Distribution by DreamWorks Studios

DreamWorks Studios entered into the Universal Home Video Agreement with Universal Studios to service the worldwide distribution of our DVDs and videocassettes in the home entertainment market, other than in Japan and Korea. The services of Universal Studios were comprehensive and included all manufacturing and packaging, marketing, distribution, billing and collection. See “—DreamWorks Studios’ Agreements with Universal Studios.” In Japan and Korea, DreamWorks Studios entered into agreements with Kadokawa Entertainment and CJ Entertainment, respectively, to provide similar services. These agreements pertain to both home entertainment rental and the sell-through markets, both domestically and internationally.

Television Distribution by DreamWorks Studios

DreamWorks Studios distributed our films in worldwide television markets, including pay television, by licensing our films pursuant to output agreements and individual and package film agreements, which generally provided that the exhibitor paid a fee for each film exhibited during the specified license period for that film, which may vary according to the theatrical success of the film. DreamWorks Studios entered into license and output agreements for domestic pay television, domestic free television and domestic basic cable with respect to our films (including output agreements in place with many of the largest pay and free television distributors around the world).

Universal Interparty Agreement

In connection with the Separation, DreamWorks Animation entered into an agreement with Universal Studios and DreamWorks Studios (the “Universal Interparty Agreement”) regarding the international theatrical distribution of DreamWorks Animation’s films and the provision of worldwide home video fulfillment services under the Universal Distribution Agreement (described below). The Universal Interparty Agreement was terminated in connection with the termination of the DreamWorks Studios Distribution Agreement and the Universal Distribution Agreement as described above.

Previously Released Films.    The Universal Interparty Agreement provides that the rights to DreamWorks Animation’s previously released animated feature films (which were transferred to it from DreamWorks Studios pursuant to the Separation) are subject to the rights and obligations of DreamWorks Studios and Universal Studios under the Universal Distribution Agreement and the Universal Home Video Agreement between DreamWorks Studios and Universal Studios (which are described below). As such, the terms of those agreements continue to govern DreamWorks Studios’ international theatrical distribution of, and home video fulfillment services with respect to, DreamWorks Animation’s previously released animated feature films in the markets where Universal Studios provides these services.

Future Releases.    Under the Universal Interparty Agreement, DreamWorks Animation has agreed that the terms and conditions of the Universal Distribution Agreement and the Universal Home Video Agreement, respectively, relating to the international theatrical distribution of and worldwide home video fulfillment services for DreamWorks Studios’ films will also indirectly apply (through the Distribution Agreement with DreamWorks Studios) to DreamWorks Animation’s films for so long as the those agreements remain in effect. In addition, if DreamWorks Animation’s Distribution Agreement with DreamWorks Studios were to terminate, DreamWorks Animation’s films would become directly subject to the terms of the Universal Distribution Agreement in the international theatrical markets where Universal Studios currently distributes DreamWorks Animation’s films and to the Universal Home Video Agreement in the worldwide home video markets where Universal Studios currently provides fulfillment services for DreamWorks Animation’s home videos. Please see “—DreamWorks Studios’ Agreements with Universal Studios” for a description of these arrangements.

Theme Park Rights.    DreamWorks Animation agreed with Universal Studios that the theme park exploitation rights related to DreamWorks Studios’ films and characters that DreamWorks Studios has granted to Universal Studios shall equally apply to DreamWorks Animation’s films and characters during the term of that agreement.

As part of the Separation, DreamWorks Animation assumed $75 million that Universal Studios had advanced to DreamWorks Studios.

DreamWorks Studios’ Agreements with Universal Studios

Overview

The Universal Distribution Agreement covered the international theatrical distribution of all films (whether live action, animated, or a combination of both) that DreamWorks Studios theatrically released in the domestic territory, as well as the worldwide home video fulfillment servicing of those films (excluding in each case the territories serviced by CJ Entertainment and Kadokawa). Under the DreamWorks Studios Distribution Agreement, we agreed with Universal Studios and DreamWorks Studios that the terms of the Universal Distribution Agreement applied to our films in the international theatrical markets where Universal Studios then had the right to distribute DreamWorks Studios’ films and that the terms of the Universal Home Video Agreement applied in the worldwide markets where Universal Studios currently had the right to provide fulfillment services with respect to home videos.

International Theatrical Distribution

Term of Agreement and Exclusivity.    Pursuant to the Universal Distribution Agreement, DreamWorks Studios granted to Universal Studios the exclusive right to initially theatrically distribute in the international territory (excluding Korea, the People’s Republic of China and Japan) all of the films DreamWorks Studios (including our films) initially theatrically distributes in the domestic territory. The agreement covered films domestically released by DreamWorks Studios through December 31, 2010, however, it was terminated effective January 31, 2006 in connection with Viacom’s acquisition of DreamWorks Studios.

Distribution Services.    Universal Studios agreed to provide marketing and distribution services in the international theatrical market for DreamWorks Studios’ films in a manner substantially equivalent in quantity, level and priorities to the services provided by Universal Studios with respect to the theatrical distribution of Universal Studios’ motion pictures. Universal Studios agreed to provide such services through UIP. Services provided by UIP were required to be substantially equivalent in quality, level and priorities to the services provided by UIP to Universal Studios and Paramount for comparable pictures.

Distribution Approvals and Controls.    Under the Universal Distribution Agreement, DreamWorks Studios had the right to exercise complete and final control in its absolute discretion over all aspects of the distribution, marketing and advertising of its films in the international theatrical market. The agreement provided that Universal Studios was allowed to engage subdistributors, subject to DreamWorks Studios’ right of approval. Universal Studios was not, however, allowed to engage a subdistributor except in territories where UIP did not distribute any other films.

Expenses and Fees.    Under the Universal Studios Agreement, Universal Studios was entitled to retain a portion of the revenue it received from theaters and subdistributors for DreamWorks Studios’ films it theatrically released in the international market as a distribution fee. In addition, Universal Studios was entitled to recoup distribution expenses it incurred in distributing DreamWorks Studios’ films out of such revenue. Amounts payable to DreamWorks Studios and distribution expenses incurred by Universal Studios with respect to DreamWorks Studios’ films were aggregated on a monthly basis, and to the extent Universal Studios incurred distribution expenses that exceeded its revenue from DreamWorks Studios’ films it distributed, DreamWorks Studios was required to pay the difference to Universal Studios within five business days.

Retained Rights.    Universal Studios’ rights under the Universal Studios Agreement extended solely to international theatrical distribution rights, the home video fulfillment services described below and limited non-theatrical international distribution rights (such as the right to exhibit films in hotels or motels. DreamWorks Studios retained the right to exploit all other rights to the films it theatrically released, including domestic and international free and pay TV, home video and DVD sales. As described below, DreamWorks Studios engaged Universal Studios as the home video fulfillment service provider for its films and directly entered into various output agreements for international free and pay television.

Home Video Fulfillment Services

Term of Agreement and Exclusivity.    Under the Universal Home Video Agreement, Universal Studios had the exclusive worldwide right and obligation to render fulfillment services for every picture released by DreamWorks Studios into the home entertainment market (including videocassettes, DVDs, video CDs and laserdiscs). The Universal Home Video Agreement covered home entertainment releases for all DreamWorks Studios films (including our films) theatrically released through December 31, 2010. In connection with Viacom’s acquisition of DreamWorks Studios, the Universal Home Video Agreement was terminated effective January 31, 2006 for films theatrically released prior to January 31, 2006. As part of agreed-upon transition services, Universal Studios continued to provide fulfillment services for a period of approximately three months in the U.S. and Canada and up to five months in other territories.

Fulfillment Services.    Under the agreement, Universal Studios was responsible for preparing marketing and distribution plans with respect to DreamWorks Studios’ home entertainment releases, as well as arranging necessary third-party services, preparing artwork, making media buys for product marketing, maintaining secure physical inventory sites and arranging shipping of the released picture.

Approvals and Controls.    DreamWorks Studios exercised control over the fulfillment services of its home entertainment releases. DreamWorks Studios had sole discretion over which pictures, if any, it released into the home entertainment market. Except in limited circumstances, Universal Studios was not allowed to refuse to provide fulfillment services with respect to DreamWorks Studios’ home entertainment releases.

Expenses and Fees.    In return for Universal Studios’ fulfillment services, DreamWorks Studios paid it a percentage of the total home entertainment receipts DreamWorks Studios received. This fee arrangement was required to be no less favorable to DreamWorks Studios than that of any of Universal Studios fulfillment services arrangements with third parties. In addition, DreamWorks’ Studios reimbursed Universal Studios for expenses which Universal Studios incurred in the fulfillment servicing of DreamWorks’ Studios films.

Services Agreement

DreamWorks Animation and DreamWorks Studios entered into a Services Agreement whereby DreamWorks Studios agreed to provide DreamWorks Animation with various support services, including:

•	risk management;

•	information systems management;

•	payroll services;

•	legal and business affairs advisory and consulting services;

•	human resources administration;

•	certain procurement services; and

•	other general support services.

DreamWorks Animation provided DreamWorks Studios with certain services under the Services Agreement, including office space, information technology purchasing and limited legal services. Although the Services Agreement could not be assigned to another party without either DreamWorks Animation’s or DreamWorks Studios’ consent, both DreamWorks Animation and DreamWorks Studios were allowed to engage third parties to provide services covered by the agreement.

The charges for these services generally allowed either DreamWorks Animation or DreamWorks Studios, as applicable, to fully recover the actual costs of providing these services, including allocable employee salaries, fringe benefits and office costs and all out-of-pocket costs and expenses, plus 5% of the actual costs. In the event DreamWorks Studios engaged a third party to perform a service, it could charge DreamWorks Animation an amount equal to the amount charged to DreamWorks Studios by such third party, plus an additional 5%. During the year ended December 31, 2006, DreamWorks Animation paid DreamWorks Studios $1.1 million, net of payments to DreamWorks Animation for services performed by DreamWorks Animation for DreamWorks Studios.

In general, the services provided under the Services Agreement were to be provided by DreamWorks Animation or DreamWorks Studios, as applicable, for so long as any of DreamWorks Animation’s films were being distributed pursuant to the DreamWorks Studios Distribution Agreement, unless another termination date had been agreed upon by both parties with respect to a particular service. Both DreamWorks Studios and DreamWorks Animation had the right, upon notice, to terminate any or all of the services either party was providing under the Services Agreement. As a receiving party, both DreamWorks Animation and DreamWorks Studios could have exercised termination rights generally upon 45 days’ notice. As a providing party, both DreamWorks Animation and DreamWorks Studios could have exercised termination rights generally upon 45 days’ notice, provided that the party exercising termination rights was not providing such service for itself.

As a result of Paramount’s acquisition of DreamWorks Studios, DreamWorks Animation and DreamWorks Studios agreed (i) to terminate certain services provided under the Services Agreement as of January 31, 2006, (ii) to continue other specified services for transitional periods of up to approximately five months and (iii) to continue to provide other services to each party until such services are terminated in accordance with the Services Agreement. As of the date hereof, DreamWorks Animation continues to provide DreamWorks Studios with office space and trademark services.

Merchandising and Promotion Ancillary Services

At the time of the Separation, DreamWorks Animation and DreamWorks Studios entered into a Merchandising and Promotion Ancillary Services Agreement pursuant to which DreamWorks Animation provided certain merchandise and promotion licensing management services to DreamWorks Studios in connection with DreamWorks Studios’ live-action theatrical motion pictures and television programs. The Merchandising and Promotion Ancillary Services Agreement entitled DreamWorks Animation to receive a fee based upon gross receipts attributable to license agreements between DreamWorks Studios and a third party that DreamWorks Animation initiated. For the year ended December 31, 2005, DreamWorks Animation received approximately $0.3 million in fees for services rendered under the Merchandising and Promotion Ancillary Services Agreement. In January 2006, the Merchandising and Promotion Ancillary Services agreement was terminated in connection with Paramount’s acquisition of DreamWorks Studios.

Agreements with Paramount

On January 31, 2006, we entered into an exclusive distribution agreement with Paramount and its affiliates (the “Paramount Distribution Agreement”), and our wholly owned subsidiary, DreamWorks Animation Home Entertainment, L.L.C. (“DreamWorks Animation Home Entertainment”), entered into an exclusive fulfillment services agreement (the “Paramount Fulfillment Services Agreement”) with an affiliate of Paramount.

Under the Paramount Distribution Agreement, Paramount agrees to advertise, publicize, promote, distribute and exploit our animated feature films and direct-to-video films (i) in each territory and in each media designated by us, and (ii) in a manner consistent with past practices used to service our previously released films and, if a higher standard, Paramount’s then-prevailing and commercially reasonable practices with respect to its films under similar circumstances.

Under the Paramount Fulfillment Services Agreement, we have engaged Paramount to render worldwide home video fulfillment services and video-on-demand services in each territory designated by us for all films previously released for home entertainment exhibition and video-on-demand exhibition by us, and for every animated film licensed to Paramount pursuant to the Paramount Distribution Agreement with respect to which we own or control the requisite rights.

To provide for an orderly transition of distribution and fulfillment services of our films, Universal Studios (as DreamWorks Studios’ approved worldwide fulfillment services provider under the DreamWorks Studios Distribution Agreement) continued to provide fulfillment and other services for those films we theatrically released prior to February 1, 2006, for a transition period of approximately three months in the U.S. and Canada and up to five months in other territories.

Distribution Agreement with Paramount

The following is a summary of the Paramount Distribution Agreement, which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. This summary is qualified in all respects by such reference. Investors are encouraged to read the Paramount Distribution Agreement.

Term of Agreement and Exclusivity.    The Paramount Distribution Agreement grants to Paramount the exclusive worldwide right to distribute all of our animated films, including previously released films and direct-to-video films, completed and available for release through the later of (i) our delivery to Paramount of 13 new animated feature films, and (ii) December 31, 2012, unless, in either case, the agreement is terminated earlier in accordance with its terms. If we or Paramount terminate the Paramount Distribution Agreement, our existing and future films will generally be subject to the terms of any sub-distribution, servicing and licensing agreements entered into by Paramount that we have pre-approved. Our pictures are distributed in Japan under DreamWorks Studios’ existing arrangement with Kadokawa Entertainment. Upon Viacom’s acquisition of DreamWorks Studios, DreamWorks Studios’ prior distribution agreement with CJ Entertainment for distribution of our motion pictures in Korea ended, and Paramount subsequently entered into sub-distribution agreements with CJ Entertainment for the distribution of our pictures in Korea (and with respect to Shrek the Third, China) under the Paramount Distribution Agreement.

The distribution rights granted to Paramount generally include (i) domestic and international theatrical exhibition, (ii) domestic and international television licensing, including pay-per-view, pay television, network, basic cable and syndication, (iii) non-theatrical exhibition, such as on airlines, in schools and in armed forces institutions, and (iv) Internet, radio (for promotional purposes only) and new media rights, to the extent that we or any of our affiliates own or control the rights to the foregoing. We retain all other rights to exploit our films, including by way of domestic and international home entertainment exhibition and video-on-demand exhibition (and we have engaged Paramount under the Paramount Fulfillment Services Agreement to render services in connection with our exploitation of these rights on a worldwide basis), and the right to make prequels and sequels, commercial tie-in and promotional rights with respect to each film, as well as merchandising, live stage, theme park, interactive, literary publishing, music publishing and soundtrack rights. Once Paramount has acquired the license to distribute one of our animated feature films or direct-to-video films, Paramount generally will have the right to exploit the film in the manner described above for 16 years from such film’s initial general theatrical release (with respect to theatrical films) or 10 years from such film’s initial general home entertainment release (with respect to direct-to-video films) unless, in either case, the Paramount Distribution Agreement is terminated earlier in accordance with its terms.

Distribution Services.    Paramount is responsible for the worldwide distribution in the media mentioned above of all of our animated films, but may engage one or more sub-distributors and service providers in those territories and media in which Paramount subdistributes all or substantially all of its motion pictures, subject to our prior written approval. Our grant of distribution rights to Paramount is expressly subject to certain existing subdistribution and license agreements previously entered into by DreamWorks Studios. Pursuant to the Paramount Distribution Agreement, we are required to continue to license directly to DreamWorks Studios those distribution rights in and to our existing and future animated films, to the extent necessary for DreamWorks Studios to comply with such existing subdistribution and license agreements (e.g., our existing arrangement with Kadokawa Entertainment). Upon expiration of DreamWorks Studios’ existing agreements, all distribution rights that are subject to such agreements shall be automatically granted to Paramount for the remainder of the term of the Paramount Distribution Agreement (e.g., our existing arrangement with Kadokawa).

The distribution, promotional and marketing services that Paramount will provide with respect to our theatrically released animated feature films must be substantially comparable on an overall basis in quality, level, priority and quantity to the provision of such services in connection with the initial theatrical release of our three most recent theatrical feature films (excluding Shrek 2 and Wallace & Gromit: The Curse of the Were-Rabbit), as measured on a rolling basis.

Under the terms of the Paramount Distribution Agreement, Paramount has committed to promote our films on the MTV and Nickelodeon cable network assets owned by Paramount’s parent company, Viacom.

Distribution Approvals and Control.    Paramount is required to consult with and submit to us a detailed plan and budget regarding the theatrical marketing, release and distribution of each of our films. We have certain approval rights over these plans and are entitled to determine the initial domestic theatrical release dates for all of our films and to approve the initial theatrical release dates in the majority of the international territories, subject to certain limitations in the summer and holiday release periods. Generally, Paramount is not permitted to theatrically release any film owned or controlled by Paramount with an MPAA rating of PG or less within the period beginning one week prior to, and ending one week following, the initial domestic and international territories theatrical release dates of one of our films. Paramount has further agreed that all matters regarding the designation and movement of theatrical release dates for our films and the related release and marketing obligations under the Paramount Distribution Agreement shall be, at all times, subject to the terms and conditions of our worldwide promotional agreement with McDonald’s.

Expenses and Fees.    The Paramount Distribution Agreement provides that we will be solely responsible for all of the costs of developing and producing our animated feature films and direct-to-video films, including contingent compensation and residual costs. Paramount will be responsible for all Distribution Expenses (defined substantially similarly as under the DreamWorks Studios Distribution Agreement).

The Paramount Distribution Agreement provides that we and Paramount will mutually agree on the amount of Distribution Expenses to be incurred with respect to the initial theatrical release of each film in the domestic territory and in the majority of the international territories, including all print and advertising costs and media buys (e.g., expenses paid for print advertising). However, in the event of a disagreement, Paramount’s decisions, based on its good-faith business judgment, will prevail. Unless we and Paramount otherwise agree, the aggregate amount of Distribution Expenses to be incurred with respect to any event film that is rated “PG 13” (or a less restrictive rating) and is released in the domestic territory on at least 2,000 screens will be equal to or greater than 90% of the average amount of Distribution Expenses incurred to release our three most recent event films, as measured on a rolling basis (excluding Shrek 2 and Wallace & Gromit: The Curse of the Were-Rabbit), subject to certain adjustments. However, if we determine in good faith that a film’s gross receipts will be materially enhanced by the expenditure of additional Distribution Expenses, we may cause Paramount to increase such expenditures, provided that we will be solely responsible for advancing to or reimbursing Paramount for those additional expenditures within five business days of receiving an invoice from Paramount.

Under the Paramount Distribution Agreement, Paramount is entitled to (i) retain a fee of 8.0% of revenue (without deduction for distribution and marketing costs and third-party distribution fees and sales agent fees), and (ii) recoup all of its distribution and marketing costs with respect to our films on a title-by-title basis prior to our recognizing any revenue. For each film licensed to Paramount, revenues, fees and expenses for such film under the Paramount Distribution Agreement are combined with the revenues, fees and expenses for such film under the Paramount Fulfillment Services Agreement and we are provided with a single monthly accounting statement and, if applicable, payment for each film. For further discussion, see “—Expenses and Fees under the Paramount Distribution Agreement and Paramount Fulfillment Services Agreement” below.

Creative Control.    We retain the exclusive right to make all creative decisions and initiate any action with respect to the development, production and acquisition of each of our films, including the right to abandon the development or production of a film, and the right to exercise final cut.

Signing Bonus; Reimbursement Amounts.    Pursuant to the terms of the Paramount Distribution Agreement, we received a $75 million cash signing bonus from an affiliate of Paramount, which we used towards the repayment of existing indebtedness to Universal Studios as required in connection with the termination of the DreamWorks Studios Distribution Agreement and the Universal Agreements (as defined below). Paramount also agreed to pay us an annual cost reimbursement amount during the period that we are delivering new films to

Paramount pursuant to the Paramount Distribution Agreement. During the year ended December 31, 2006, the amount of this cost reimbursement paid by Paramount was approximately $11.0 million.

UIP Restructuring.    In certain international territories, Paramount uses UIP as a sub-distributor. UIP has been one of the leading international film distributors in the world. Universal and Paramount have announced their intentions to restructure their UIP joint venture beginning in 2007. As part of the restructuring, the companies have announced that each company will assume sole distribution rights in certain specified countries previously overseen by UIP. UIP will continue to manage the distribution of films in countries outside of North America that are not covered individually by Paramount and Universal. Under the Paramount Distribution Agreement, Paramount has agreed to fully and timely consult with us, on an ongoing basis, regarding its plan for restructuring its theatrical distribution operations in the international territories for which UIP or Universal currently serves as Paramount’s sub-distributor.

Nickelodeon Television Development.    As part of the Paramount Distribution Agreement, we agreed to license, subject to certain conditions and third party rights and restrictions, to Paramount (on behalf of Nickelodeon) the exclusive rights to develop animated television properties based on our films and the characters and elements contained in those films. The license to Paramount is expressly conditioned on Paramount continuing to develop and commence production on television programs based on our film properties. We also retain the right to co-produce any television programs and maintain all customary creative approvals over any production utilizing our film properties, including the selection of the film elements to be used as the basis for any television productions. We are currently developing two potential television series with Nickelodeon—one based on the Penguins characters from Madagascar and the other based on our 2008 theatrical release, Kung Fu Panda—for airing as early as 2008.

Additional Services.    Under the terms of the Paramount Distribution Agreement, Paramount has agreed to provide us at minimal cost certain production-related services, including but not limited to film music licensing, archiving of film materials and credits as well as information technology oversight, participation and residual accounting and travel services.

Termination.    Upon the occurrence of certain events of default, which include the failure of either party to make a payment and the continuance thereof for five business days, material uncured breach of the agreement and certain bankruptcy-related events, the non-breaching party may terminate the agreement. If we fail to deliver to Paramount three qualifying theatrical films per five-year period, if applicable, of the Paramount Distribution Agreement (e.g., three films within the first five years, six films within the first 10 years), then Paramount has the right to terminate the agreement. In addition, if Paramount is in breach or default under any sub-distribution or third-party service agreements that have been pre-approved by us, and such breach or default has or will have a material adverse effect on Paramount’s ability to exploit the distribution rights in accordance with the terms of the Paramount Distribution Agreement, then we may terminate the agreement. If we terminate the agreement, we generally can require Paramount to stop distributing our films in the various territories and markets in which Paramount directly distributes our films, or we can terminate the remaining term of the Paramount Distribution Agreement, but require Paramount to continue distributing our films that it is currently distributing or are ready for release pursuant to the Paramount Distribution Agreement, subject, in each case, to the terms of any output agreements (such as any agreements that we may have with any television networks) or other agreements to which the films are then subject (provided that Paramount continues to pay us all amounts required to be paid to us and to perform its other obligations pursuant to the Paramount Distribution Agreement). Unless otherwise agreed, termination of the Paramount Distribution Agreement will not affect the rights that any sub-distributor or service provider has with respect to our films pursuant to sub-distribution, servicing and licensing agreements that we have approved. We can elect to terminate the Paramount Distribution Agreement and, in our sole discretion, the Paramount Fulfillment Services Agreement, at any time after January 1, 2011 if we experience a change in control (as defined therein) and pay a one-time termination fee. The amount of the termination fee is $150 million if we terminate the Paramount Distribution Agreement on January 1, 2011, and the amount of the termination fee reduces proportionately during the period from January 2, 2011 to December 31, 2012. Upon termination by either party of the Paramount Distribution Agreement or the Paramount Fulfillment Services Agreement, we have the corresponding right to terminate the other agreement at our sole election.

Paramount Fulfillment Services Agreement

The following is a summary of the Paramount Fulfillment Services Agreement, which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. This summary is qualified in all respects by such reference. Investors in our common stock are encouraged to read the Paramount Fulfillment Services Agreement.

Term of Agreement and Exclusivity.    Under the Paramount Fulfillment Services Agreement, we have engaged Paramount, on an exclusive basis, to render worldwide home video fulfillment services and video-on-demand services for all films previously released for home entertainment exhibition and video-on-demand exhibition by us, and for every animated film licensed to Paramount pursuant to the Paramount Distribution Agreement with respect to which we own or control the requisite rights. Once Paramount has been engaged to render fulfillment services for one of our animated feature films or direct-to-video films, Paramount generally has the right to render such services in the manner described herein for 16 years from such film’s initial general theatrical release (with respect to theatrical films) or 10 years from such film’s initial general home entertainment release (with respect to direct-to-video films), as applicable unless, in each case, the Paramount Fulfillment Services Agreement is terminated earlier in accordance with its terms.

Fulfillment Services.    Paramount is responsible for preparing marketing and home entertainment distribution plans with respect to our home entertainment releases, as well as arranging necessary third party services, preparing artwork, making media buys for product marketing, maintaining secure physical inventory sites and arranging shipping of the released film. The fulfillment services provided by Paramount must be in the aggregate substantially equivalent in quantity, level and priorities to the fulfillment services accorded by Paramount in connection with the release of our three most recent feature films (excluding Shrek 2 and Wallace & Gromit: The Curse of the Were-Rabbit) for home entertainment exhibition, as measured on a rolling basis.

Approvals and Controls.    Paramount is required to render fulfillment services on a film-by-film, territory-by-territory basis as requested and directed by us, and Paramount cannot generally refuse to provide fulfillment services with respect to our home entertainment releases in any territory. We have certain approval rights over the marketing and home entertainment distribution plans mentioned above and are entitled to determine the initial home entertainment release dates for all of our films in the domestic territory and to approve home entertainment release dates in the majority of the international territories.

Expenses and Fees.    Paramount Fulfillment Services Agreement requires Paramount to pay all expenses relating to home entertainment distribution, including marketing, manufacturing, development and shipping costs, excluding contingent compensation and residual costs (collectively, “Home Video Fulfillment Expenses”) and all services fees paid to subcontractors. The Paramount Fulfillment Services Agreement provides that we and Paramount will mutually agree on the amount of Home Video Fulfillment Expenses to be incurred. However, in the event of a disagreement, Paramount’s decisions, based on its good-faith business judgment, will prevail. Unless we and Paramount otherwise agree, the aggregate amount of Home Video Fulfillment Expenses to be incurred with respect to any event film that is rated “PG 13” (or a less restrictive rating) and is released in the domestic territory on at least 2,000 screens will be equal to or greater than 90% of the average amount of Home Video Fulfillment Expenses incurred to release our three most recent event films, as measured on a rolling basis (excluding Shrek 2 and Wallace & Gromit: The Curse of the Were-Rabbit), subject to certain adjustments. However, if we determine in good faith that a film’s gross receipts will be materially enhanced by the expenditure of additional Home Video Fulfillment Expenses, we may cause Paramount to increase such expenditures, provided that we will be solely responsible for advancing to or reimbursing Paramount for those additional expenditures within five business days of receiving an invoice from Paramount.

In return for the provision of fulfillment services to us, Paramount is entitled to (i) retain a service fee of 8% of home entertainment revenues (without deduction for any manufacturing, distribution and marketing costs and third party service fees) and (ii) recoup all of its Home Video Fulfillment Expenses with respect to our films on a title-by-title basis. For each film with respect to which Paramount is rendering fulfillment services, revenues, fees and expenses for such film under the Paramount Fulfillment Services Agreement are combined with the revenues, fees and expenses for such film under the Paramount Distribution Agreement and we are provided with a single monthly accounting statement and, if applicable, payment for each film. For further discussion, see “—Expenses and Fees under the Paramount Distribution Agreement and Paramount Fulfillment Services Agreement” below.

Termination.    Upon the occurrence of certain events of default, which include the failure of either party to make a payment and the continuance thereof for five business days, material uncured breach of the agreement and certain bankruptcy-related events, the non-breaching party may terminate the agreement. In addition, if Paramount is in breach or default under any third-party service agreements that have been approved by us, and such breach or default has or will have a material adverse effect on Paramount’s ability to render fulfillment services under the Paramount Fulfillment Services Agreement, then we may terminate the agreement. If we terminate the agreement, we generally can require Paramount to stop all provision of fulfillment services in connection with our films in the various territories and markets or we can terminate the remaining term of the Paramount Fulfillment Services Agreement, but require Paramount to continue providing fulfillment services in connection with certain of our films that have already been delivered or are ready for home entertainment release pursuant to the Paramount Fulfillment Services Agreement, subject, in each case, to the terms of any output or other agreements to which the films are then subject (provided that Paramount continues to pay us all amounts required to be paid to us and to perform its other obligations pursuant to the Paramount Fulfillment Services Agreement). Unless otherwise agreed, termination of the Paramount Fulfillment Services Agreement will not affect the rights that any sub-contractor or service provider has with respect to our films pursuant to any third party servicing agreements that we have approved. Upon termination by either party of the Paramount Fulfillment Services Agreement or the Paramount Distribution Agreement, we have the corresponding right to terminate the other of such agreement, at our sole election.

Expenses and Fees under the Paramount Distribution Agreement and Paramount Fulfillment Services Agreement

Each of our films is accounted for under the Paramount Distribution Agreement and the Paramount Fulfillment Services Agreement on a combined basis for each film. In such regard, all revenues, expenses and fees under each of the Paramount Distribution Agreement and Paramount Fulfillment Services Agreement for a given film are fully cross-collateralized. If a feature film or a direct-to-video film does not generate revenue in all media, net of the 8.0% distribution and servicing fee, sufficient for Paramount to recoup its expenses under both the Paramount Distribution Agreement and the Paramount Fulfillment Services Agreement (on a combined basis), Paramount will not be entitled to recoup those costs from proceeds of our other feature films or direct-to-video films, and we will not be required to repay Paramount for such amounts.

Formation Agreement and Holdco Arrangement

As described below, certain members of DreamWorks Studios who received shares of DreamWorks Animation’s Common Stock in connection with the Separation entered into an arrangement among themselves with respect to the allocation of such shares among such members. In connection with the Separation and such arrangements, DreamWorks Animation entered into a Formation Agreement with DreamWorks Studios, Holdco and certain members of DreamWorks Studios. As more fully described below, the Formation Agreement provides for, among other things, the contributions to Holdco and the mechanics of up to two follow-on secondary offerings of Class A Stock. Entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg

and David Geffen, together with Lee Entertainment and Universal Studios, entered into a partnership agreement to form Holdco and contributed the shares of Common Stock received by them in the Separation to Holdco (other than (1) in the case of entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen, 577,040 shares of Class A Stock and 1,154,079 shares of Class B Stock, (2) in the case of an entity controlled by Paul Allen, 12,627,933 shares of Class A Stock (4,901,858 shares of which were sold in the IPO) and one share of Class C Stock, (3) in the case of Lee Entertainment, 1,997,067 shares of Class A Stock (775,213 shares of which were sold in the IPO) and (4) in the case of Universal Studios, 1,039,756 shares of Class A Stock (all of which were sold in the IPO). In January 2006, in connection with Paramount’s acquisition of DreamWorks Studios, a wholly owned subsidiary of Viacom was substituted for Universal Studios as a partner in Holdco. DreamWorks Animation agreed to effect a follow-on secondary offering of Class A Stock of a sufficient size to permit the Holdco partners to receive a minimum of approximately $533 million of aggregate net cash proceeds from a combination of sales of secondary shares in the IPO and such follow-on offering (assuming participation by all Holdco partners in such offerings). Such offering was consummated in November 2006 with the sale of approximately 11.6 million shares of Class A common stock to the public by certain Holdco participants. None of the Company, Jeffrey Katzenberg, David Geffen or Steven Spielberg sold any shares of stock or received any proceeds from the November 2006 follow-on offering. Immediately upon pricing of such offering, all of the shares held by Holdco were allocated to its partners as follows:

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first, pro rata (based on the valuation methodology described above) necessary to satisfy each Holdco partner’s unreturned DreamWorks Studios’ capital as of the date of the IPO (reduced by such partner’s receipt of net cash proceeds in the IPO and the follow-on offering and taking into account the value of any shares retained and not contributed to Holdco by such partner); and

•	second, pro rata in proportion to their relative participation percentages in DreamWorks Studios as of the date of the IPO.

In order to elect the Class C Director, an entity controlled by Paul Allen holds one share of Class C Stock directly rather than through Holdco.

DreamWorks Animation has agreed to indemnify the other parties to the Formation Agreement for any breaches of its representations and warranties set forth in the agreement. DreamWorks Animation is not a party to the Holdco partnership agreement.

Vulcan Stockholder Agreement

DreamWorks Animation has entered into a stockholder agreement with Holdco, M&J K B Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), M&J K Dream Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P. (a limited partnership controlled by David Geffen), DW Investment II, Inc. (an entity controlled by Paul Allen), Jeffrey Katzenberg, David Geffen and Paul Allen. The Vulcan stockholder agreement covers matters of corporate governance, share transfer restrictions, conversion of Class B Stock and standstill arrangements.

Corporate Governance

The Vulcan stockholder agreement provides that the Board of Directors shall consist of a number of directors determined in accordance with DreamWorks Animation’s restated certificate of incorporation and shall be composed of:

•	DreamWorks Animation’s Chief Executive Officer;

•	the Class C Director (if any shares of Class C Stock are issued and outstanding);

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one individual designated by Jeffrey Katzenberg or entities controlled by him, for so long as he controls an entity that holds Class B Stock (while Jeffrey Katzenberg is DreamWorks Animation’s Chief Executive Officer, he is deemed to be such designee);

•	one individual designated by David Geffen, for so long as he controls an entity that holds Class B Stock; and

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such number of individuals selected by the Nominating and Governance Committee (or as described in the following paragraph) as will bring the total number of directors to the number of directors that constitute the “entire Board” (as defined in DreamWorks Animation’s restated certificate of incorporation).

If entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg or David Geffen so direct, then Paul Allen (to the extent he holds Common Stock), other entities controlled by Paul Allen (to the extent they hold Common Stock) and other entities controlled by Jeffrey Katzenberg and David Geffen will vote all of their Common Stock to remove any director (other than, except for cause, the Class C director). In the event of any vacancy in the office of director as a result of such a vote, such stockholders will vote all of their Common Stock for the filling of such vacancy as entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg and David Geffen so direct (and, subject to certain limitations, after consultation with the Class C Director, if any) (but in accordance with the board composition requirements set forth above).

The Vulcan stockholder agreement provides that Paul Allen and entities controlled by Paul Allen have agreed to vote or act by written consent with respect to its Class C Stock solely in favor of Paul Allen as the Class C Director for so long as, in Paul Allen’s reasonable determination, he is able to serve as the Class C director and serving as the Class C Director would not cause him any economic detriment. In the event that, in Paul Allen’s reasonable determination, he is not able to serve as the Class C Director or serving as the Class C Director would cause him economic detriment, then the Class C holder has agreed to vote or act by written consent with respect to its Class C Stock solely in favor of the replacement Class C Director identified by an entity controlled by Paul Allen in consultation with DreamWorks Animation’s chairman (with an entity controlled by Paul Allen having the sole and exclusive right to select the replacement Class C Director).

Transfer of Shares

Restrictions on Transfer by Vulcan.    In the event that Paul Allen or any person controlled by Paul Allen (the “Vulcan Stockholders”) or any of their respective affiliates acquires any additional shares of DreamWorks Animation’s Common Stock or other voting securities (other than shares of Common Stock (including shares pledged to secure DreamWorks Studios’ revolving credit facility) owned by a Vulcan Stockholder or which a Vulcan Stockholder has a right to receive immediately after the final allocation of shares held by Holdco), then without DreamWorks Animation’s prior written consent, each Vulcan Stockholder has agreed not to transfer (other than to DreamWorks Animation or to any holder of Class B Stock or to Paul Allen or any entity controlled by Paul Allen) any such additional shares or shares in excess of the number of shares held at the time of the final allocation of shares by Holdco representing Vulcan’s invested DreamWorks Studios capital if the ultimate purchaser would (to such Vulcan Stockholder’s knowledge after reasonable due inquiry) beneficially own more than 5% of DreamWorks Animation’s then issued and outstanding Common Stock, after giving effect to such transfer. However, any Vulcan Stockholder is permitted to transfer such Common Stock to:

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a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended, if, after giving effect to such transfer, such “qualified institutional buyer” would be eligible to report its ownership of DreamWorks Animation’s Common Stock on Schedule 13G pursuant to Rule 13d-1 under Section 13 of the Exchange Act (or any successor provision thereto); and

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any person who, upon consummation of such transfer, enters into (and agrees not to transfer such Common Stock except to permitted transferees that enter into) a “standstill agreement” with DreamWorks Animation and the holders of Class B Stock on the terms described below under “—Standstill” (or less restrictive terms that DreamWorks Animation agrees to).

Agreement to Convert.    The Vulcan stockholder agreement provides that from and after the first date on which the total number of outstanding shares of Class B Stock is less than 50% of the number of shares of Class

B Stock outstanding immediately after the final allocation of shares by Holdco (excluding conversions of shares of Class B Stock pledged to secure DreamWorks Studios’ revolving credit facility and excluding conversions by Holdco in connection with the final allocation of shares held by Holdco), if the Class B stockholder group controlled by Jeffrey Katzenberg or the Class B stockholder group controlled by David Geffen ceases to hold at least 50% of the number of shares of Class B Stock held by such group immediately after the final allocation of shares by Holdco, such Class B stockholder will be permitted to transfer its remaining shares of Class B Stock to any other Class B stockholder that continues to hold at least 50% of the number of shares of Class B Stock it held immediately after the final allocation of shares by Holdco, in accordance with the right of first offer procedures described below under “—Class B Stockholder Agreement—Right of First Offer.” Following compliance with the right of first offer procedures, such Class B stockholder will immediately convert all of its remaining shares of Class B Stock into Class A Stock.

Standstill

Limitation on Acquisitions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder has agreed with DreamWorks Animation, Jeffrey Katzenberg and David Geffen that they will not prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock, acquire ownership of any additional shares of DreamWorks Animation’s Common Stock or other voting securities (except pursuant to the Formation Agreement or the Holdco partnership agreement). Notwithstanding the foregoing, Paul Allen and the Vulcan Stockholders are permitted to acquire (including pursuant to certain hedging transactions), beneficial ownership of additional shares of DreamWorks Animation’s Common Stock or other voting securities so long as the percentage of the aggregate number of shares of DreamWorks Animation’s Common Stock and other voting securities owned by Paul Allen, the Vulcan Stockholders and their respective affiliates (other than any such affiliate that is listed on a national securities exchange) does not exceed the greater of (x) 33% of the outstanding shares of DreamWorks Animation’s Common Stock and other voting securities and (y) such percentage of the number of such outstanding shares of DreamWorks Animation’s Common Stock or other voting securities owned by all of the Class B stockholders in the aggregate. In no event will Paul Allen or any Vulcan Stockholder be in breach of the Vulcan stockholder agreement or be required to sell any shares of DreamWorks Animation’s Common Stock or other voting securities because of a decrease in the percentage described in clause (y) above. Paul Allen and each Vulcan Stockholder have agreed with DreamWorks Animation, Jeffrey Katzenberg and David Geffen that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions.

Other Restrictions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder have agreed with DreamWorks Animation that they will not, will cause each of their affiliates (other than any such affiliate that is listed on a national securities exchange) not to and use their reasonable best efforts to cause each of their respective affiliates not controlled by them (other than any such affiliate that is listed on a national securities exchange) not to, and Steven Spielberg has agreed in a separate standstill agreement that he will not, and will cause persons controlled by him not to, prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock, take any of the actions set forth below (unless pursuant to a transaction in which DreamWorks Animation has entered into a definitive agreement or the Board of Directors has recommended in favor of) (or take any action that would require DreamWorks Animation to make an announcement regarding any of the following):

•	effect, propose or cause or participate in, or assist any other person to effect, propose or participate in:

•	any tender or exchange offer, merger, consolidation, restructuring, liquidation or other extraordinary transaction involving DreamWorks Animation or any of its subsidiaries or any material portion of its or their business or any purchase of all or any substantial part of DreamWorks Animation’s assets or any of its subsidiaries; or

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any solicitation of proxies with respect to DreamWorks Animation or any of its affiliates or any action resulting in Paul Allen, any affiliate of Paul Allen or such other person becoming a participant in any election contest with respect to DreamWorks Animation or any of its subsidiaries;

•	propose any matter for submission to a vote of DreamWorks Animation’s stockholders or call or seek to call a meeting of DreamWorks Animation’s stockholders;

•	seek election to, seek to place a representative on or seek the removal of any director, except the Class C Director;

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grant any proxy with respect to any of DreamWorks Animation’s Common Stock (other than to Jeffrey Katzenberg, David Geffen, DreamWorks Animation’s chief executive officer or a bona fide financial institution in connection with a bona fide recourse borrowing);

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execute any written consent with respect to any of DreamWorks Animation’s Common Stock other than in respect of the election or removal of the Class C Director or at the request of Jeffrey Katzenberg, David Geffen or DreamWorks Animation’s chief executive officer;

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form, join or participate in a group with respect to any of DreamWorks Animation’s Common Stock or deposit any of DreamWorks Animation’s Common Stock in a voting trust or subject any of DreamWorks Animation’s Common Stock to any arrangement or agreement with respect to the voting of such Common Stock or other agreement having similar effect (in each case except with the Class B common stockholders); or

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except pursuant to DreamWorks Animation’s restated certificate of incorporation as it relates to the Class C Director, take any other action to seek to affect the control of the management or the Board of Directors or any of DreamWorks Animation’s affiliates.

Each of Paul Allen and each Vulcan Stockholder has agreed with DreamWorks Animation that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions. Nothing in the standstill restrictions will restrict Paul Allen, any Vulcan Stockholder or the Class C Director, in their capacity as a director or board committee member of DreamWorks Animation or any non-wholly owned affiliate of Paul Allen or any Vulcan Stockholder, from exercising their fiduciary duties in such capacity as they deem to be in DreamWorks Animation’s best interest or in the best interest of such non-wholly owned affiliate.

Exceptions to Standstill.    The Vulcan stockholder agreement and the Spielberg standstill agreement provide that none of Paul Allen nor any Vulcan Stockholder nor Steven Spielberg nor any person he controls will be subject to any of the restrictions set forth above if:

•	DreamWorks Animation has entered into a definitive agreement providing for, or, in the case of the second sub-bullet below, the Board of Directors has recommended in favor of:

•	any acquisition or purchase by any person of a majority of DreamWorks Animation’s Common Stock,

•	any tender offer or exchange offer that if consummated would result in any person acquiring a majority of DreamWorks Animation’s Common Stock or

•

any merger, consolidation, share exchange or other business combination involving DreamWorks Animation which, if consummated, would result in DreamWorks Animation’s stockholders immediately prior to the consummation of such transaction ceasing to own at least a majority of the equity interests in the surviving entity;

•

any person (other than DreamWorks Animation, any Class B stockholder, Paul Allen, any Vulcan Stockholder or any of their respective affiliates) acquires 25% or more of the number of then outstanding shares of DreamWorks Animation’s Common Stock or other voting securities having the right to vote generally in the election of directors;

•

any holder of Class B Stock, Jeffrey Katzenberg, David Geffen or entity controlled by Jeffrey Katzenberg or David Geffen or any of their respective affiliates commences a “going private” transaction involving DreamWorks Animation or any of its material subsidiaries or a change of control transaction; or

•

after the allocation of shares held by Holdco Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock.

Term

The Vulcan stockholder agreement will terminate upon the later of the conversion of all outstanding shares of Class B Stock into Class A Stock and October 27, 2009. In addition, the Vulcan stockholder agreement provides that the Vulcan stockholder agreement will terminate with respect to Paul Allen and entities controlled by Paul Allen if Paul Allen and entities controlled by Paul Allen cease to beneficially own in the aggregate at least 5% of DreamWorks Animation’s outstanding Common Stock.

Class B Stockholder Agreement

Holdco, M&J K B Limited Partnership, M&J K Dream Limited Partnership, certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P., Jeffrey Katzenberg and David Geffen have entered into a stockholder agreement. The Class B stockholder agreement covers restrictions on transfer and conversion of Class B Stock, as described below.

Restrictions on Transfer and Conversion

Generally, without the consent of the Class B stockholders controlled by Jeffrey Katzenberg and David Geffen, each party to the Class B stockholder agreement has agreed not to:

•

transfer, other than pursuant to the right of first offer procedures (or special call right procedures, if applicable) described below, any shares of Class B Stock (or shares of Class A Stock into which such shares of Class B Stock have been converted) held of record by such party, other than:

•	certain de minimis transfers described below;

•	transfers to Holdco and transfers by Holdco in connection with the transactions described under “—Formation Agreement and Holdco Arrangement”;

•	transfers upon foreclosure with respect to of any Common Stock pledged to secure DreamWorks Studios’ credit facility;

•	transfers by entities controlled by David Geffen of Class A Stock to a charitable foundation, a charity or a not-for-profit organization;

•	transfers to any other holder of Class B Stock that is controlled by Jeffrey Katzenberg or David Geffen;

•	transfers to either Jeffrey Katzenberg or David Geffen;

•

transfers by entities controlled by Jeffrey Katzenberg and David Geffen to other entities controlled by the relevant principal, including estate planning vehicles, so long as the transferee becomes a party to the Class B stockholder agreement and the Vulcan stockholder agreement;

•

transfers pursuant to an agreement providing for a merger, consolidation, share exchange, tender offer or similar transaction involving DreamWorks Animation or any of its subsidiaries which is recommended by the Board of Directors at the time it is entered into, which is available to all holders of DreamWorks Animation’s Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock;

•	the pledge of Common Stock to the lenders under DreamWorks Studios’ revolving credit facility; and

•

transfers pursuant to a bona fide third-party tender offer or exchange offer which is recommended by the Board of Directors or publicly endorsed by each of Jeffrey Katzenberg or David Geffen (to the extent he controls a holder of Class B Stock at such time), which is made to all holders of Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock; or

•	convert any shares of Class B Stock beneficially owned by such party into shares of Class A Stock (other than in connection with the exceptions described above).

In addition, entities controlled by David Geffen have agreed for so long as Jeffrey Katzenberg is the chief executive officer not to convert any shares of Class B Stock or transfer any Common Stock without the consent of Jeffrey Katzenberg if such conversion or transfer would result in the total voting power of Jeffrey Katzenberg, David Geffen and entities controlled by them falling below 51% (disregarding any transfers by entities controlled by Jeffrey Katzenberg prior to such time). Notwithstanding the foregoing, upon any permitted conversion or transfer of Common Stock by entities controlled by Jeffrey Katzenberg, entities controlled by David Geffen may convert or transfer Common Stock representing up to the same percentage of total voting power as had been converted or transferred by the Katzenberg entities prior to such time.

De Minimis Transfers.    After November 2, 2005 (the date that is one year after consummation of the IPO), each party to the Class B stockholder agreement is entitled to make one or more transfers of less than 5,000 shares of Class A Stock; provided that with respect to any party, the aggregate number of shares of Class A Stock transferred pursuant to such “de minimis transfers” during any three-month period may not exceed 25,000.

Right of First Offer.    Generally, any transfer or conversion of Class B Stock, other than the permitted transfers described above under “—Restrictions on Transfer and Conversion” and other than certain involuntary conversions of Class B Stock under DreamWorks Animation’s restated certificate of incorporation that are subject to the special call rights described below, is subject to a right of first offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen. Upon any such transfer, the transferring party must make an irrevocable offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen (if not the transferring party) to sell all (but not less than all) of the Common Stock to be transferred at the price set by the transferring stockholder in the case of a proposed private placement, or the current market value, in all other cases. If the Class B stockholders controlled by Jeffrey Katzenberg or David Geffen do not respond to the offer notice within the required response time period or elect not to purchase the offered Class B Stock, the transferring stockholder is free to transfer the offered Class B Stock in the form of Class A Stock or to convert the Class B Stock, as applicable.

Special Call Right.    Any conversion of Class B Stock into Class A Stock under DreamWorks Animation’s restated certificate of incorporation as a result of the death of Jeffrey Katzenberg or David Geffen or a judgment of a governmental entity or other involuntary action which results in Jeffrey Katzenberg or David Geffen (as applicable) ceasing to control the relevant holder of Class B Stock (including any such conversion of Class B Stock held by Holdco that the applicable principal would have been entitled to receive pursuant to the Holdco partnership agreement) is subject to a special call right of the remaining holders of Class B Stock that are controlled by the other principal. Following any such involuntary conversion, such remaining holders of Class B Stock will have five days to exercise their right to purchase all or a portion of such shares of Class A Stock at the current market price. If such remaining holders of Class B Stock exercise their special call right, the purchased shares of Class A Stock will automatically convert back into shares of Class B Stock upon their transfer (within a specified period) to such remaining holders of Class B Stock.

Term

The Class B stockholder agreement will terminate when all outstanding shares of Class B Stock have been converted to Class A Stock, and the rights and obligations of each party to the Class B stockholder agreement will terminate upon the date on which such party ceases to hold of record any shares of Class B Stock in accordance with the terms of the Class B stockholder agreement.

Registration Rights Agreement

Demand Registration Rights.    The registration rights agreement provides that DreamWorks Animation can be required to effect registrations of Class A Stock upon the request of entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg or David Geffen. Entities controlled by Paul Allen have the right to require DreamWorks Animation to effect up to three additional registrations, and entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen each have the right to require DreamWorks Animation to effect one additional registration. DreamWorks Animation has agreed not to allow any registration statement with respect to its Common Stock to be declared effective within a period of six months after the closing of the follow-on offering (which occurred on November 20, 2006), subject to limited exceptions.

DreamWorks Animation is required to pay the registration expenses in connection with each demand registration. DreamWorks Animation may decline to honor any of these demand registrations if the size of the offering does not reach a defined threshold or if it has effected a registration within the preceding six months. If DreamWorks Animation furnishes to the stockholder requesting a demand registration a board resolution stating that in the good-faith judgment of the Board of Directors it would be significantly disadvantageous to DreamWorks Animation for a registration statement to be filed or maintained effective, DreamWorks Animation is entitled to withdraw (or decline to file) such registration statement for a period not to exceed 180 days. In addition, DreamWorks Animation is not required to file a registration statement under the registration rights agreement prior to the date that is six months after consummation of the follow-on offering.

If a majority of the joint-lead bookrunning underwriters in a demand registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the demand registration is given to the holder requesting the demand registration, then pro rata to other parties to the registration rights agreement who have requested to have their securities included in the registration and then to securities requested by DreamWorks Animation to be included in the registration. Notwithstanding the foregoing, all securities of the requesting holder will be included in the applicable demand registration.

If entities controlled by Paul Allen have not previously exercised all of their demand requests and have not received aggregate net cash proceeds from the IPO and a follow-on offering or offerings or pursuant to the prior exercise of registration rights representing 100% of their invested capital in DreamWorks Studios, then if a party to the registration rights agreement other than an entity controlled by Paul Allen demands a registration, an entity controlled by Paul Allen will be permitted to convert such demand registration into a demand by an entity controlled by Paul Allen and be treated as the requesting holder for all purposes.

Piggyback Registration Rights.    In addition to its obligations with respect to demand registrations, if DreamWorks Animation proposes to register any of its securities, other than a registration (1) on Form S-8 or S-4, (2) relating to equity securities in connection with employee benefit plans, (3) in connection with an acquisition by DreamWorks Animation of another entity or (4) pursuant to a demand registration, DreamWorks Animation will give each stockholder party to the registration rights agreement the right to participate in such registration. Expenses relating to these registrations are required to be paid by DreamWorks Animation. If a majority of the joint-lead bookrunning underwriters in a piggyback registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to DreamWorks Animation and then pro rata to the piggybacking holders.

Holdback Agreements.    If any registration of Class A Stock is in connection with an underwritten public offering, each holder of unregistered Class A Stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A Stock during the seven days prior to, and during the 90-day period beginning on, the effective date of such registration statement and will also agree to enter into a customary lock-up with the underwriters of such offering (not to exceed six months from the date of consummation of such offering). DreamWorks Animation will enter into a similar agreement, except that it will be permitted to effect a sale or distribution of Class A Stock in connection with a merger or consolidation, in connection with certain acquisitions and in connection with employee stock ownership or other similar benefit plans.

Tax Receivable Agreement

At the time of the Separation, entities controlled by Paul Allen entered into a series of transactions that resulted in a partial increase in the tax basis of DreamWorks Animation’s tangible and intangible assets (the “Tax Basis Increase”). The Tax Basis Increase is expected to reduce the amount of tax that the Company may pay in the future to the extent we generate taxable income in sufficient amounts in the future. We are obligated to remit to Paul Allen’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits, subject to repayment if it is determined that these savings should not have been available to the Company. At the time of the Separation, the Tax Basis Increase was $1.61 billion, resulting in a potential tax benefit to the Company of approximately $595.0 million, that is expected to be realized over 15 years if we generate sufficient taxable income.

As a result of the Tax Basis Increase, the Company realized $39.3 million in tax benefits in 2005 and recognized net deferred tax assets of $47.6 million at December 31, 2005, which represented the tax benefit the Company expected to realize in future years. As discussed above, the Company is obligated to remit to the stockholder’s affiliate 85% of any such cash savings in U.S. Federal income tax and California income tax and certain other related tax benefits. Accordingly, the Company recorded a liability to the stockholder’s affiliate of $73.8 million as of December 31, 2005, representing 85% of these recognized benefits.

In conjunction with the filing of the Company’s 2005 Federal and California tax returns, the benefit for 2005 relating to the Tax Basis Increase was finalized resulting in $38.0 million in tax benefits for 2005. The Company also recognized $7.6 million in net tax benefits as of December 31, 2006 based on 2006 estimated taxable income and an evaluation of the amount of future tax benefits expected to be realized from the Tax Basis Increase. As discussed above, the Company is obligated to remit to the stockholder’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits. The Company also made a $32.4 million cash payment to the stockholder’s affiliate in 2006 related to tax benefits realized in 2005 from the Tax Basis Increase. Accordingly, the Company has recorded a liability to the stockholder’s affiliate of $6.4 million as of December 31, 2006. To the extent that the Company does not realize all of these tax benefits in future years, this liability to the stockholder’s affiliate may be reduced. While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, DreamWorks Animation expects that, as a result of the size of the increase in the tax basis in its tangible and intangible assets, during the approximately 15-year average amortization period for such increased basis, the payments that may be made to an entity controlled by Paul Allen could be substantial.

Share Withholding Arrangement

In connection with the Separation, DreamWorks Animation converted equity-based awards in DreamWorks Studios held by its and DreamWorks Studios’ employees into equity-based awards in Class A Stock, including options, restricted stock and restricted stock units. DreamWorks Studios’ employees incur tax obligations when they exercise or settle their equity-based awards and receive shares of Class A Stock. Pursuant to the Separation

Agreement, DreamWorks Studios is responsible for withholding taxes from its employees and remitting the withheld taxes to the government. Such employees can elect to pay the tax due or request DreamWorks Animation to withhold a number of shares equal to the tax owed, with the withheld shares remaining as treasury stock. On March 23, 2005, DreamWorks Animation and DreamWorks Studios entered into an agreement whereby DreamWorks Animation has agreed to pay to DreamWorks Studios an amount of cash equal to its employees’ tax withholding obligations with respect to the exercise or settlement of equity-based awards by DreamWorks Studios employees who elect to have shares withheld by DreamWorks Animation to satisfy their tax obligations.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by DreamWorks Animation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving DreamWorks Animation’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by DreamWorks Animation’s independent registered public accountants and reviewing their reports regarding DreamWorks Animation’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. DreamWorks Animation’s management is responsible for preparing DreamWorks Animation’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by DreamWorks Animation’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that DreamWorks Animation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Communication With Audit Committees), as amended. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from DreamWorks Animation and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountants’ independence.

The Audit Committee has discussed with DreamWorks Animation’s independent registered public accountants, with and without management present, their evaluations of DreamWorks Animation’s internal accounting controls and the overall quality of DreamWorks Animation’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Karl M. von der Heyden, Chairman

Judson Green

Mellody Hobson

Michael Montgomery

OTHER MATTERS

DreamWorks Animation knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in their discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

THE BOARD OF DIRECTORS

Glendale, California

March 30, 2007

DreamWorks Animation’s 2006 Annual Report on Form 10-K has been mailed with this Proxy Statement. DreamWorks Animation will provide copies of all exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to DreamWorks Animation at 1000 Flower Street, Glendale, California 91201, Attention: Katherine Kendrick, Corporate Secretary. The request must include a representation by the stockholder that as of March 23, 2007, the stockholder was entitled to vote at the Annual Meeting.

The attached form of proxy card on the following pages will be distributed to all holders of record (as of the record date) of the Company’s Class A Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class, with respect to (i) the election of 11 directors to serve for the ensuing year or until their successors are duly elected and qualified; and (ii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

The holder of the Class C Common Stock will receive an additional proxy card or ballot with respect to the election of the Class C director to serve for the ensuing year or until his successor is duly elected and qualified.

ADMISSION TICKET

Bring this ticket with you for admission to the meeting.

DREAMWORKS ANIMATION SKG, INC.

Annual Meeting of Stockholders MAY 9, 2007 at 8:00 a.m. PDT.

Sheraton Universal Hotel 333 Universal Hollywood Drive Universal City, CA 91608

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

DREAMWORKS ANIMATION SKG, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey Katzenberg and Katherine Kendrick, or either of them, each with the power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of DreamWorks Animation SKG, Inc., to be held on Wednesday, May 9, 2007 at 8:00 a.m., PDT, at the Sheraton Universal Hotel, 333 Universal Hollywood Drive, Universal City, California 91608 and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement and hereby instructs said proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. If only one of the proxies shall be present and acting at the Annual Meeting in person or by substitute then that one shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF.

Please refer to the Proxy Statement for a discussion of the proposals.

C/O BANK OF NEW YORK 101 BARCLAY STREET NEW YORK, NY 10286 VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by DreamWorks Animation SKG, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DreamWorks Animation SKG, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DREAM1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DREAMWORKS ANIMATION SKG, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 Vote On Directors

For All Withhold For All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. ELECTION OF DIRECTORS

Nominees (01) Jeffrey Katzenberg (02) Lewis Coleman (03) Roger A. Enrico (04) David Geffen (05) Judson C. Green

(06) Mellody Hobson

(07) Michael Montgomery

(08) Nathan Myhrvold

(09) Howard Schultz

(10) Margaret C. Whitman

(11) Karl M. von der Heyden

Vote On Proposal

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

For Against Abstain

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007

The persons named as proxies are authorized to vote in their discretion on any other business as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as the name or names appear(s) on the stock certificate. If the stock is owned by joint owners, both owners should sign. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, attorneys, administrators, trustees, guardians or corporate officers should give their full title.

Please sign, date and return this proxy card in the enclosed envelope.

Please indicate if you plan to attend this meeting.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date